Back to Form 8-K
Exhibit 10.1

EXECUTION COPY
CREDIT AGREEMENT
dated as of
November 14, 2013
among
WELLCARE HEALTH PLANS, INC.
The Lenders Party Hereto
JPMORGAN CHASE BANK, N.A.
as Administrative Agent
and
SUNTRUST BANK and GOLDMAN SACHS BANK USA
as Co-Syndication Agents

J.P. MORGAN SECURITIES LLC,
SUNTRUST ROBINSON HUMPHREY, INC. and
GOLDMAN SACHS BANK USA
as Joint Bookrunners and Joint Lead Arrangers

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(Continued)
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(Continued)
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(Continued)

SCHEDULES:

Schedule 2.01	--	Commitments
Schedule 3.06	--	MAE Excepted Matters
Schedule 3.08	--	Subsidiaries
Schedule 3.09	--	Disclosed Matters
Schedule 3.16	--	Environmental Matters
Schedule 3.17	--	Insurance
Schedule 4.01(f)	--	Surviving Credit Facilities
Schedule 6.01	--	Existing Indebtedness
Schedule 6.02	--	Existing Liens
Schedule 6.04	--	Existing and Designated Investments
Schedule 6.07	--	Transactions with Affiliates

EXHIBITS:

Exhibit A	--	Form of Assignment and Assumption
Exhibit B-1	--	Form of Borrowing Request
Exhibit B-2	--	Form of Interest Election Request
Exhibit C	--	List of Closing Documents
Exhibit D	--	Form of Increasing Lender Supplement
Exhibit E	--	Form of Augmenting Lender Supplement

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CREDIT AGREEMENT (this “Agreement”) dated as of November 14, 2013 among WELLCARE HEALTH PLANS, INC., the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and SUNTRUST BANK and GOLDMAN SACHS BANK USA, as Co-Syndication Agents.
The parties hereto agree as follows:
ARTICLE I

Definitions
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Party” has the meaning assigned to such term in Section 9.01(d).
“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitment is $300,000,000.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Kickback Statute” means the Antikickback Statute as set forth in Section 1320a-7b of Title 42 of the United States Code, as amended, and any statute succeeding thereto.
“Applicable Percentage” means, with respect to any Lender, the percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment (if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments); provided that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation.
“Applicable Rate” means, for any day, with respect to any Eurodollar Loan, any ABR Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Cash Flow Leverage Ratio applicable on such date:

	Cash Flow Leverage Ratio	Eurodollar Spread	ABR Spread	Commitment Fee Rate
Category 1:	< 1.00 to 1.00	1.50%	0.50%	0.25%
Category 2:	≥ 1.00 to 1.00 but < 1.50 to 1.00	1.75%	0.75%	0.30%
Category 3:	≥ 1.50 to 1.00 but < 2.00 to 1.00	2.00%	1.00%	0.35%
Category 4:	≥ 2.00 to 1.00	2.25%	1.25%	0.375%

For purposes of the foregoing,
(i)    if at any time the Borrower fails to deliver the quarterly or annual financial statements or certificates on or before the date such financial statements or certificates are due pursuant to Section 5.04, Category 4 shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date which is three (3) Business Days after such financial statements or certificates are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;
(ii)    adjustments, if any, to the Category then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable financial statements and certificates (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and
(iii)    notwithstanding the foregoing, from and after the Effective Date, Category 2 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable financial statements for the Borrower’s first full fiscal quarter ending after the Effective Date and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.
“Approved Bank” has the meaning assigned to such term in the definition of “Cash Equivalents”.
“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Asset Sale” means the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by the Borrower or any of the Subsidiaries to any person other than the Borrower or any Subsidiary of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets (other than cash or Permitted Investments) of the Borrower or any of its Subsidiaries; provided, however, “Asset Sale” shall not include (i) sales, assignments, transfers, leases or other dispositions of inventory (or other assets), damaged, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business, (ii) sales, assignments, transfers, leases or other dispositions in the ordinary course of goods, services or information, (iii) dispositions of any kind between or among Subsidiaries or (iv) Excluded Asset Sales; provided further, that each of (1) any asset sale or series of related asset sales described in clause (b) above having a value at the time of such sale not in excess of $60,000,000 and (2) issuances by the Borrower of its Equity Interests shall be deemed not to be an “Asset Sale” for purposes of this Agreement. For the avoidance of doubt, neither (i) the grant of a Lien on, or the pledge of a security interest in, any asset or (ii) the entry into any reinsurance agreements by the Borrower or any of its Subsidiaries in the ordinary course of business, shall constitute an Asset Sale.
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Augmenting Lender” has the meaning assigned to such term in Section 2.21.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Available Revolving Commitment” means, at any time with respect to any Lender, the Commitment of such Lender then in effect minus the Revolving Credit Exposure of such Lender at such time; it being understood and agreed that any Lender’s Swingline Exposure shall not be deemed to be a component of the Revolving Credit Exposure for purposes of calculating the commitment fee under Section 2.12(a).
“Banking Services” means each and any of the following bank services provided to the Borrower or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
“Banking Services Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means WellCare Health Plans, Inc., a Delaware corporation.
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 in the form attached hereto as Exhibit B‑1 or any other form approved by the Administrative Agent.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollars in the London interbank market.
“Capital Expenditures” means, for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations or Synthetic Lease Obligations incurred by the Borrower and its consolidated Subsidiaries during such period, but excluding in each case (i) any such expenditure made to restore, replace or rebuild property to substantially the same condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation or with the proceeds of Asset Sales or Excluded Asset Sales and (ii) any capital expenditure to the extent such capital expenditure was made with the proceeds of Asset Sales or Excluded Asset Sales or in exchange for property in the same or better condition as such new property.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are or would be required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (determined using GAAP as in effect on the date hereof), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (determined using GAAP as in effect on the date hereof).
“Cash Equivalents” means any of the following:
(i)    securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 24 months from the date of acquisition;
(ii)    time deposits, eurodollar time deposits, certificates of deposit and money market deposits, in each case, with maturities not exceeding one year from the date of acquisition thereof,

and overnight bank deposits, in each case, with (x) any Lender, (y) any bank organized under the laws of the United States (or any state thereof or the District of Columbia) and having capital and surplus in excess of $250,000,000 or (z) any bank (or the parent company of such bank) of recognized standing organized under the laws of the United States (or any state thereof or the District of Columbia) and whose short-term commercial paper rating from S&P is at least A-1, A-2 or the equivalent thereof or from Moody’s is at least P-1, P-2 or the equivalent thereof (any such bank, an “Approved Bank”);
(iii)    commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing not more than one year after the date of acquisition;
(iv)     repurchase agreements entered into with any Lender or Approved Bank having a term of not more than 30 days and covering securities described in clauses (i) and (ii) above;
(v)    readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) with maturities of 24 months or less from the date of acquisition;
(vi)    Indebtedness issued by Persons with a rating of A or higher from S&P or A-2 or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding 24 months from the date of acquisition;
(vii)    investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (vi) above; and
(vii)    investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or Approved Bank.
“Cash Collateralize” means the pledge, deposit or delivery by the Borrower or any of its Subsidiaries of cash or other investments described in clauses (b), (g) or (e) of the definition of Permitted Investments to the issuer of letters of credit, or counterparty in respect of Swap Agreements, as collateral for the obligations of the Borrower or any of its Subsidiaries thereunder or as otherwise required by Section 2.20.
“Cash Flow Leverage Ratio” means, on any date, the ratio of Total Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date for which financial statements of the Borrower have been delivered in accordance with Section 5.04 (or, prior to the delivery of such financial statements, based on the financial statements of the Borrower as of September 30, 2013).
“CHAMPUS” means the United States Department of Defense Civilian Health and Medical Program of the Uniformed Services, or any successor thereto, including TRICARE.

A “Change in Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934) shall beneficially own or control Equity Interests in the Borrower representing more than 25% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower; or (b) during any period of 12 consecutive months, a majority of the members of the board of directors of the Borrower ceases to be composed of individuals (i) who were members of that board of directors on the first day of such period, (ii) whose election or nomination to that board of directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board of directors or (iii) whose election or nomination to that board of directors was approved by individuals referred to in clauses (i) or (ii) above constituting at the time of such election or nomination at least a majority of that board of directors (excluding, in the case of both clause (ii) and (iii), any individual whose initial nomination for, or assumption of office as, a member of that board of directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).
“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“CHM” means Comprehensive Health Management, Inc., a Florida corporation.
“CHM Management Agreements” means the Management Agreements between CHM and certain HMO Subsidiaries, as approved by the applicable Governmental Authorities, as the same may be amended, supplemented or otherwise modified from time to time.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.
“CMS” means the Centers for Medicare & Medicaid Services.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.21 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s

Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.
“Communications” has the meaning assigned to such term in Section 9.01(d).
“Company Action Level” means the Company Action Level risk-based capital threshold, as defined by NAIC, or in any state that has not adopted the NAIC definition, as defined by the appropriate state Governmental Authority, the HMO Model Act or comparable act applicable to a HMO Subsidiary.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) provision for taxes or assessments based on income, profits or insurance premiums, plus franchise or similar taxes, (iii) all amounts attributable to depreciation, depletion, amortization or write-downs of goodwill for such period and (iv) any non-cash charges or expenses for such period (provided, that any cash payment made with respect to any non-cash charge in a prior period shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made), (v) any extraordinary, non-recurring or unusual items for such period (provided, that, to the extent previously added back to Consolidated EBITDA for purposes of this Agreement, any cash payment made during such period in respect of any extraordinary, non-recurring or unusual item in a prior period shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made, (vi) costs, fees and expenses of legal counsel and other advisors, and the amount of any settlement, paid during such period in connection with (1) the Investigation and (2) other civil litigation matters relating to the subject matter of the Investigation, plus (b) any non-capitalized fees or expenses incurred in connection with any Swap Agreement, plus (c) any fees, expenses or charges related to any sale or other disposition of any Equity Interests of the Borrower or any other Subsidiary, Permitted Investment, Swap Obligation, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including such fees, expenses and charges relating to the execution and delivery of this Agreement and the Loan Documents, plus (d) accretion of settlement discount, plus (e) the amount of any restructuring charge, integration costs or other business optimization expenses or reserve, including any one-time costs incurred in connection with acquisitions after the date of this Agreement (i) calculated on a basis that is consistent with Regulation S-X under the Securities Act of 1933 and (ii) in an aggregate amount during any such period not to exceed the greater of (x) $45,000,000 and (y) 15.0% of Consolidated EBITDA for such period (calculated without giving effect to this clause (e)), plus (f) non-recurring severance payments to management and net income attributable to non-controlling interests in non-Wholly-Owned Subsidiaries to the extent such net income is received by the Borrower in cash, plus (g) any non-cash impairment charge or asset write-off pursuant to Accounting Standards Codification 360 and Accounting Standards Codification 350 or any successor pronouncement; minus (h) to the extent included in determining such Consolidated Net Income, any non-cash gains and all non-cash items of income, for such period, all determined on a consolidated basis in accordance with GAAP (provided that, to the extent previously subtracted from Consolidated EBITDA for the purposes of this Agreement, any cash payment received during such period in respect of any non-cash gains or non-cash items of income in a prior period shall be added in computing Consolidated EBITDA during the period in which such cash payment is received).
“Consolidated Interest Expense” means, for any period, the sum, without duplication, of (a) consolidated interest expense of the Borrower and the Subsidiaries for such period (including amortization of original issue discount and bond premium, the interest component of Capital Lease Obligations and Synthetic Lease Obligations and net payments and receipts (if any) pursuant to interest rate Swap Obligations) and excluding amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any financing fees); plus (b) consolidated capitalized interest of the Borrower and the Subsidiaries for such period, whether paid or accrued; minus (c) interest income for such period; minus any amortization of deferred charges resulting from the application of Accounting Principles Board Opinion No. APB 14-1—Accounting for Convertible Debt Instruments that may be settled in cash upon conversion (including partial cash settlement). For purposes of this definition, (x) interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP, and (y) interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Subsidiary with respect to interest rate Swap Agreements.
“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded without duplication (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its organizational documents or any agreement (other than an agreement with a Governmental Authority) to which such Subsidiary is a party, except if any cash is actually distributed (b) subject to Section 1.05, the income or loss of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such person’s assets are acquired by the Borrower or any Subsidiary, (c) the income of any person (other than the Borrower) in which any other person (other than the Borrower or any of its Subsidiaries or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or such Subsidiary by such person during such period, (d) any after tax gains attributable to sales of assets out of the ordinary course of business, (e) any after tax losses attributable to sales of assets out of the ordinary course of business, (f) the cumulative effect of a change in accounting principles, (g) any amortization of deferred charges resulting from the application of Accounting Principles Board Opinion No. APB 14-1 – Accounting for Convertible Debt Instruments that may be settled in cash upon conversion (including partial cash settlement), (h) the net after-tax effect of non-cash extraordinary, non-recurring and unusual gains, losses, charges and expenses, (i) the amount of any restructuring charge, integration costs or other business optimization expenses or reserve, including any one-time costs incurred in connection with acquisitions after the date of this Agreement (i) calculated on a basis that is consistent with Regulation S-X under the Securities Act of 1933 and (ii) in an aggregate amount during any such period not to exceed the greater of (x) $45,000,000 and (y) 15.0% of Consolidated EBITDA for such period (calculated without giving effect to this clause (h)), (j) any non-recurring fees, expenses or charges related to any sale or other disposition of any Equity Interests of the Borrower or any other Subsidiary, Permitted Investment, Swap Obligation, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including such fees, expenses and charges relating to the execution and delivery of this Agreement and the Loan Documents, and (k) any non-cash impairment charge or asset write-off pursuant to Accounting Standards Codification 360 and Accounting Standards Codification 350 or any successor pronouncement excluded.
“Consolidated Total Assets” means, as any date of determination, the total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of the last day of the most recent fiscal quarter preceding such date of determination for which financial statements of the Borrower have been delivered in accordance with Section 5.04 (or, prior to the delivery of such financial statements, based on the financial statements of the Borrower as of September 30, 2013).

“Contract Provider” means any Person or any employee, agent or subcontractor of such Person who provides professional health care services under or pursuant to any contract with the Borrower or any of its Subsidiaries.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Co-Syndication Agent” means each of SunTrust Bank and Goldman Sachs Bank USA in its capacity as a co-syndication agent for the credit facility evidenced by this Agreement.
“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event that is continuing.
“Designated HMO Subsidiary” means a Subsidiary of the Borrower designated or intended to be an HMO subject to obtaining the required licenses and certificates of authority necessary to operate as an HMO; provided that such Subsidiary is pursuing obtaining such required licenses and certificates of authority in a commercially reasonable manner in good faith.
“Designated Insurance Subsidiary” means a Subsidiary of the Borrower designated or intended to be doing business (or required to qualify or to be licensed) under the Insurance Regulations subject to obtaining the required licenses and certificates of authority necessary to operate as a Person doing business (or required to qualify or to be licensed) under the Insurance Regulations; provided that such Subsidiary is pursuing obtaining such required licenses and certificates of authority in a commercially reasonable manner in good faith.
“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e‑mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Environmental Laws” means all applicable and legally binding laws, regulations, rules, ordinances, codes, decrees, judgments, directives, orders, and binding agreements promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, human health and safety or the presence, management, Release of, or exposure to Hazardous Materials.
“Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable; or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary.
“Eurodollar”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Excluded Asset Sale” means with respect to the Borrower and its Subsidiaries:
(a)    any liquidation or sale of Permitted Investments;
(b)    any sale, lease, transfer, assignment or other disposition of assets (other than in connection with any casualty or condemnation) to any Person; provided, that the aggregate fair market value of all property disposed of pursuant to this clause (b) does not exceed $5,000,000 in the aggregate;
(c)    any disposition of obsolete, worn-out or surplus tangible assets or assets that are no longer useful in the business in the ordinary course of business and in a commercially reasonable manner;
(d)    any lease, as lessor or sublessor, or license, as licensor or sublicensor, of real or personal property in the ordinary course of business and consistent with past practices;
(e)    any sale, lease, transfer or exchange of any property or asset of the Borrower or any of its Subsidiaries in exchange for any other property or asset with a fair market value equal to or greater than such property or asset;
(f)    the settlement or write-off of accounts receivable in the ordinary course of business;
(g)    transfers, assignments, and other dispositions constituting Liens permitted by Section 6.02 or Restricted Payments permitted by Section 6.06;
(h)    any merger, amalgamation, consolidation, transfer or conveyance permitted by Section 6.05(a);
(i)    any surrender or wavier of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;
(j)    the lease, sublease or license or sublicense in the ordinary course of business of real or personal property, including patents, trademarks and other intellectual property rights that do not materially interfere with the business of the Borrower or any Subsidiary; or
(k)    the unwinding of any Swap Obligations.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income (however denominated) (i) by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any tax imposed by FATCA, (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender resulting from any law in effect on the date such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a), (e) any Tax that is attributable to a Lender’s failure to comply with Section 2.17(e) and (f) any backup withholding tax imposed by the United States of America.
“Exclusion Event” means any exclusion by the entity overseeing such program of the Borrower or any of its Subsidiaries from participation in any Medical Reimbursement Program, to the extent such exclusion is material to the business of the Borrower and its Subsidiaries taken as a whole.
“Existing Credit Agreement” means the Credit Agreement, dated as of August 1, 2011, by and among the Borrower, WellCare Management Group, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified prior to the date hereof.
“Existing Letters of Credit” means each of the letters of credit described on Schedule 6.01 hereto.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.
“Fixed Charge Coverage Ratio” means, on any date, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense paid or payable in cash, plus scheduled principal payments in respect of Indebtedness (excluding the Revolving Loans , Letters of Credit payments in respect of intercompany Indebtedness and any payments due on the final maturity of any Indebtedness), in each case for the period of four consecutive fiscal quarters most recently ended on or prior to such date; provided, that, for purposes of determining Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
Notwithstanding Section 1.05 hereof, for purposes of calculating the Fixed Charge Coverage Ratio:
(1)    In the event that the Borrower or any Subsidiary incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.
(1) Investments, dispositions and acquisitions that have been made by the Borrower or any Subsidiary, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the calculation date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period; and
(2) the fixed charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the calculation date, will be excluded, but only to the extent that the obligations giving rise to such fixed charges will not be obligations of the Borrower or any Subsidiary following the calculation date.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Harmony Management Agreement” means the Management Agreement between Harmony Health Plan of Illinois, Inc. and Harmony Health Management, Inc., as approved by the applicable Governmental Authorities, as the same may be amended, supplemented or otherwise modified from time to time.
“Hazardous Materials” means (a) any petroleum products or byproducts, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.
“HHS” means the United States Department of Health and Human Services and any successor thereof.
“HMO” means any health maintenance organization or managed care organization, any person doing business as a health maintenance organization or managed care organization, or any person required to qualify or be licensed as a health maintenance organization or managed care organization under applicable law (including HMO Regulations).
“HMO Business” means the business of operating an HMO or other similar regulated entity or business.
“HMO Event” means (i) any non-compliance by the Borrower or any of its HMO Subsidiaries (other than a Designated HMO Subsidiary) with any of the material terms and provisions of the HMO Regulations pertaining to its fiscal soundness, solvency or financial conditions that is materially adverse to the Borrower and its Subsidiaries taken as a whole; or (ii) the assertion in writing, after the date hereof, by any HMO Regulator that it intends to take administrative action against the Borrower or any of its HMO Subsidiaries to revoke or modify in a manner materially adverse to the Borrower and its Subsidiaries taken as a whole any material license, material charter or material permit or to enforce the fiscal soundness, solvency or financial provisions or requirements of the HMO Regulations against the Borrower or any of its HMO Subsidiaries.
“HMO Regulations” means all laws, rules, regulations, directives and administrative orders applicable under Federal or state law to any HMO Subsidiary, including Part 422 of Chapter IV of Title 42 of the Code of Federal Regulations and Subchapter XI of Title 42 of the United States Code Annotated (and any regulations, orders and directives promulgated or issued pursuant thereto, including Part 417 of Chapter IV of Title 42 of the Code of Federal Regulations).
“HMO Regulator” means any person charged with the administration, oversight or enforcement of any HMO Regulation, whether primarily, secondarily or jointly.
“HMO Subsidiary” means any Subsidiary that is designated as an HMO Subsidiary on Schedule 3.08 and any other existing or future Domestic Subsidiary that shall become capitalized or licensed as an HMO, shall conduct HMO Business or shall provide managed care services.
“Increasing Lender” has the meaning assigned to such term in Section 2.21.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.21.
“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.21.
“Indebtedness” of any Person means, as of the applicable date, on a consolidated basis without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds (other than surety bonds and performance bonds), debentures, notes, or similar instruments for borrowed money, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business) to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP, (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed; provided, that the amount of Indebtedness of such person existing at any time under this clause shall be deemed to be an amount equal to the fair market value of the property or asset to which the Lien relates or the amount of Indebtedness secured by such Liens pursuant to the terms of the instruments embodying such Indebtedness of others, whichever is less, (f) all Guarantees by such person of Indebtedness of others; provided, that the amount of such Guarantees at any time shall be deemed to be an amount equal to the maximum amount for which such person may be liable pursuant to the terms of the instruments embodying such Guarantees, (g) all Capital Lease Obligations and Synthetic Lease Obligations of such person (excluding, for the avoidance of doubt, leases classified as operating leases in accordance with GAAP (determined using GAAP as in effect on the date hereof)), (h) the principal component of all obligations of such person as an account party in respect of letters of credit except to the extent such letters of credit are Cash Collateralized and (i) the principal component of all obligations of such person in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner. For the avoidance of doubt, any amounts due and payable in connection with the Investigation and other civil litigation matters relating to the Investigation shall not constitute Indebtedness for any purpose hereunder to the extent such due and payable amounts do not constitute debt, indebtedness or liabilities under GAAP that are referenced in clauses (a) through (i) above.
“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document.
“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).
“Insurance Regulations” means all laws, rules, regulations, directives and administrative orders applicable under Federal or state law to any Insurance Subsidiary.
“Insurance Subsidiary” means any Subsidiary that is engaged in the insurance business and that is regulated by the relevant Governmental Authority.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08 in the form attached hereto as Exhibit B‑2 or any other form approved by the Administrative Agent.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’

duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.
“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one week or one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Investigation” means the civil, criminal, or administrative investigations or inquiries of the Borrower and its Subsidiaries by federal or state governmental authorities, including but not limited to the United States Attorney’s Office for the Middle District of Florida, the SEC, state governmental regulators, and any other federal or state agencies, departments, or other regulatory bodies or authorities, or otherwise relating to the foregoing matter, in each case as disclosed under Part I, Item. 3 in the Borrower’s annual reports on Form 10-K for the periods ended December 31, 2010 and 2011.
“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.
“Joint Bookrunner” means each of J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc. and Goldman Sachs Bank USA in its capacity as a joint bookrunner and joint lead arranger for the credit facility evidenced by this Agreement.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form, that is not a wholly-owned Subsidiary.
“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.21 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period, the London interbank offered rate administered by the British Bankers Association (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case, the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBO Rate for such Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.14.
“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities that cannot be cash settled; provided, however, that restrictions on transfer arising under applicable Insurance Regulations or HMO Regulations shall not constitute a Lien.
“Loan Documents” means this Agreement, any promissory notes issued pursuant to Section 2.10(e) of this Agreement, any Letter of Credit applications, the Notes and the Letters of Credit. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Market Disruption Event” has the meaning assigned to such term in Section 2.14(b).
“Material Adverse Effect” means (a) a materially adverse effect, or an event or circumstance that could reasonably be expected to result in a material adverse effect, on the business, assets, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower to perform any of its obligations under any Loan Document to which it is or will be a party or (c) a material adverse effect on the rights of or benefits available to the Lenders under any Loan Document.
“Material Indebtedness” means, as of any date, any Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $30,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Maturity Date” means November 14, 2018.
“Medicaid” means that means-tested entitlement program under Title XIX, P.L. 89-87, of the Social Security Act, which provides Federal grants to States for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United States Code, as amended, and any statute succeeding thereto.
“Medicaid Regulations” means (a) all Federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statues succeeding thereto, (b) all applicable provisions of all Federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statues described in clause (a) above and all Federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statues described in clause (a) above, (c) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above, and (d) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (c) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (b) above, in each case as may be amended, supplemented or otherwise modified from time to time.
“Medical Reimbursement Programs” means, collectively, the Medicare, Medicaid, CHAMPUS and TRICARE programs and any other health care program operated by or financed in whole or in part by any foreign or domestic Federal, state or local government and any other non-government funded third-party payor programs to which the Borrower or any Subsidiary is subject.
“Medicare” means that government-sponsored entitlement program under Title XVIII, P.L. 89-87, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code, as amended, and any statute succeeding thereto.

“Medicare Advantage Organization” means a public or private entity organized and licensed by a State as a risk-bearing entity (with the exception of provider-sponsored organizations receiving waivers) that is certified by CMS as meeting the Medicare Advantage contract requirements.
“Medicare Regulations” means, collectively, (a) all Federal statues (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statues succeeding thereto and (b) all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including CMS, the OIG, HHS or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“NAIC” means the National Association of Insurance Commissioners.
“Necessary Regulatory Approval” means, as to any action taken or proposed to be taken by the Administrative Agent under the Security Agreement, including but not limited to any transfer of control, or exercise of voting control in respect of, the Pledged Securities that constitute Equity Interests in any Designated Insurance Subsidiary, Designated HMO Subsidiary, HMO Subsidiary or Insurance Subsidiary, any approval that is required to be obtained prior to taking such action from the insurance department or similar regulatory authority of any jurisdiction in which the Borrower or any of its subsidiaries that is a Designated Insurance Subsidiary, Designated HMO Subsidiary, HMO Subsidiary or Insurance Subsidiary is authorized or admitted to carry on or transact business.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.
“OIG” means the Office of Inspector General of HHS and any successor thereof.
“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or the Issuing Bank, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Participant” has the meaning set forth in Section 9.04.
“Participant Register” has the meaning set forth in Section 9.04.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” shall have the meaning assigned to such term in clause (h) of Section 6.04.
“Permitted Investments” means:
(a)    investments in cash or Cash Equivalents;
(b)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or any member State of the European Union (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America or any member State of the European Union);
(c)    marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof rated at the date of acquisition, at least “BBB-” by S&P or at least “Baa3” by Moody’s and for which an active trading market exists and price quotations are available;
(d)    debt securities rated, at the date of acquisition, at least “BBB” by S&P and at least “Baa2” by Moody’s (provided that if any such debt security only has a rating by one of S&P or Moody’s, such rating will apply) and for which an active trading market exists and price quotations are available;
(e)    demand deposit accounts, in certificates of deposit, banker’s acceptances and time deposits maturing not more than one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or the District of Columbia;
(f)    investments in money market mutual funds compliant with Rule 2a-7 of the Investment Company Act of 1940, as amended;
(g)    other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing;

(h)    investments by an HMO Subsidiary or Insurance Subsidiary in all cases of the types and in the amounts (i) that qualify as “Admitted Assets” (or the substantive equivalent thereof under the laws of the relevant jurisdiction) as determined by such HMO Subsidiary or Insurance Subsidiary’s Primary Regulator, (ii) in the case of jurisdictions outside the United States, assets that are permissible investments for such HMO Subsidiary or Insurance Subsidiary pursuant to the regulatory regime administered by the Primary Regulator and (iii) that at the time such investment was made qualified as “Admitted Assets” (or the substantive equivalent thereof under the laws of the relevant jurisdiction) as determined by such HMO Subsidiary or Insurance Subsidiary’s Primary Regulator at such time, but no longer qualify as “Admitted Assets” (or the substantive equivalent thereof under the laws of the relevant jurisdiction), provided that the aggregate value of Investments permitted to be outstanding at any one time in reliance on this clause (iii) shall not exceed an amount equal to ten percent (10%) of the aggregate total fair market value of all “Admitted Assets” (or the substantive equivalent thereof under the laws of the relevant jurisdiction) as determined by such HMO Subsidiary or Insurance Subsidiary’s Primary Regulator, in each case measured as of the most recently completed fiscal quarter for which financial statements prepared in accordance with statutory accounting standards are available; and
(i)    exchange-traded funds registered under the Investment Company Act of 1940, as amended, the shares of which trade on a nationally recognized stock exchange in the United States and that invest solely in one or more of the investments otherwise permitted under this definition.
“Person” or “person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Primary Regulator” means the state regulator having primary jurisdiction over the relevant HMO Subsidiary or Insurance Subsidiary.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to (a) any proposed Permitted Acquisition or (b) any Asset Sale of a Subsidiary or operating entity for which historical financial statements for the relevant period are available (including pro forma adjustments arising out of events which are directly attributable to the proposed Permitted Acquisition or Asset Sale, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S‑X of the Securities Act of 1933, as amended, as interpreted by the Staff of the Securities and Exchange Commission, and as certified by a Financial Officer of the Borrower) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold and the consolidated financial statements of the Borrower and the Subsidiaries which shall be reformulated as if such Permitted Acquisitions or Asset Sale, and all other Permitted Acquisitions or Asset Sales that have been consummated during the period, and any Indebtedness or other liabilities incurred in connection with any such Permitted Acquisitions had been consummated and incurred at the beginning of such period.
“Pro Forma Compliance” means, at any date of determination, that the Borrower shall be in pro forma compliance with the covenants set forth in Sections 6.11, 6.12 and 6.13 as of the date of such determination or the last day of the most recently completed fiscal quarter, as the case may be (computed by reference to (a) balance sheet amounts as of the date of the most recent balance sheet available and (b) income statement amounts for the most recently completed period of four consecutive fiscal quarters for which financial statements shall have been delivered to the Administrative Agent and calculated on a Pro Forma Basis in respect of the event giving rise to such determination).
“Register” has the meaning set forth in Section 9.04.
“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.
“Required Advance” means an advance required by HMO Regulators to be made by the Borrower or any of its Subsidiaries to a Contract Provider.
“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.
“Requirement of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law (including all applicable HMO Regulations, Insurance Regulations, Medicare Regulations and Medicaid Regulations and agreements with a regulatory agency).
“Responsible Officer” of any person means any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.
“Restricted Indebtedness” means Indebtedness of the Borrower or any Subsidiary the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary (other than a Joint

Venture), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of or otherwise with respect to any Equity Interests in the Borrower or any Subsidiary (other than a Joint Venture) or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary (other than a Joint Venture).
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
“Revolving Loan” means a Loan made pursuant to Section 2.01(a).
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.
“SAP” means, with respect to each HMO Subsidiary (other than a Designated HMO Subsidiary), the statutory accounting principles and procedures prescribed or permitted by applicable HMO Regulations for such HMO Subsidiary, applied on a consistent basis as interpreted by the state in which the applicable HMO Subsidiary operates and (ii) with respect to each Insurance Subsidiary (other than a Designated Insurance Subsidiary), the statutory accounting principles and procedures prescribed or permitted by applicable Insurance Regulations for such Insurance Subsidiary, applied on a consistent basis, as interpreted by the state in which the applicable Insurance Subsidiary operates.
“SEC” means the United States Securities and Exchange Commission.
“Senior Officers” means the Chief Executive Officer, General Counsel, Chief Compliance Officer, Chief Financial Officer, Treasurer, Chief Accounting Officer and any other executive officer listed as such in the Borrower’s annual report on Form 10‑K as most recently filed with the SEC.
“Senior Unsecured Notes” means the senior unsecured notes of the Borrower issued on or about the Effective Date.
“Social Security Act” means the Social Security Act of 1965 as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Social Security Act shall be construed to refer to any successor sections.
“Statutory Net Worth” means, with respect to any HMO Subsidiary or any Insurance Subsidiary (other than a Designated HMO Subsidiary or a Designated Insurance Subsidiary), as of the end

of any fiscal year, the difference between (a) total admitted assets and (b) total liabilities, in each case as calculated according to the applicable state’s interpretation of SAP in the applicable jurisdiction as most recently reported to the applicable jurisdiction for such fiscal year.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board), expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.
“Stipulation Agreement” means the Stipulation and Agreement of Settlement dated December 17, 2010 entered into between and among the New Mexico State Investment Council, the Public Employees Retirement Association of New Mexico, the Teachers’ Retirement System of Louisiana, the Policeman’s Annuity and Benefit Fund of Chicago, and the Public School Teachers’ Pension and Retirement Fund of Chicago, on behalf of themselves and the other members of the Class (as defined therein) and WellCare Health Plans, Inc.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that, for the avoidance of doubt, no employee benefit plan, phantom stock or similar plan or agreement providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Swap Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.05.
“Synthetic Lease” means, as to any person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor.
“Synthetic Lease Obligations” means, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.
“Synthetic Purchase Agreement” means any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, fees, assessments, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total Debt” means, at any time, the total Indebtedness of the Borrower and the Subsidiaries determined on a consolidated basis in accordance with GAAP after eliminating all intercompany items, at such time, excluding Indebtedness under letters of credit to the extent such letters of credit are Cash Collateralized and payments due under a settlement of any litigation existing on the Effective Date and disclosed to the Administrative Agent.
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“TRICARE” means the United States Department of Defense health care program for service families, including TRICARE Prime, TRICARE Extra and TRICARE Standard, and any successor to or predecessor thereof (including CHAMPUS).
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“USA Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“WCGHM” means WCG Health Management, Inc., a Delaware corporation.
“Wholly-Owned” means, with respect to a Subsidiary of any Person, all of the outstanding Equity Interests of that Subsidiary (other than any director’s qualifying shares or shares owned by foreign nationals to the extent mandated by applicable law) and that are owned by such Person or one or more Wholly-Owned Subsidiaries of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative

Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) the accounting for operating leases and capital leases under GAAP as in effect on the date hereof shall apply for the purposes of determining compliance with the covenants set forth herein.
SECTION 1.05.    Pro Forma and other Calculations. With respect to any period during which any Permitted Acquisition or Asset Sale of the type described in clause (b) of the definition of the term “Pro Forma Basis” occurs as permitted pursuant to the terms hereof, the Cash Flow Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated with respect to such period (and, to the extent applicable, subsequent periods) and such Permitted Acquisition or Asset Sale on a Pro Forma Basis. Calculations that involve the determination of Consolidated Net Income, Consolidated EBITDA and consolidated shareholders’ equity shall be made in accordance with GAAP on the basis of the consolidated balance sheet and income statement most recently available, subject to such exceptions and adjustments permitted under Section 1.04.
ARTICLE II

The Credits
SECTION 2.01.    Commitments. Subject to the terms and conditions set forth herein, each Lender (severally and not jointly) agrees to make Revolving Loans to the Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the sum of the total Revolving Credit Exposures exceeding the Aggregate Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans in accordance with the terms hereof.
SECTION 2.02.    Loans and Borrowings. (a) Each Revolving Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.
(b)    Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    Each Eurodollar Revolving Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and each ABR Revolving Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that a Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 (or, if less, the entire unused balance of the aggregate Commitments or the amount required to finance the reimbursement of an LC Disbursement) Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03.    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the

Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04.    Intentionally Omitted.
SECTION 2.05.    Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $15,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the Aggregate Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
(b)    To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
(c)    The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
SECTION 2.06.    Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Dollars for their own account, or for the account of any of their Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided in the first sentence of this paragraph, the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such a Subsidiary that is an account party in respect of any such Letter of Credit).
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the amount of the LC Exposure shall not exceed $75,000,000 and (ii) the sum of the total Revolving Credit Exposures shall not exceed the Aggregate Commitment.
(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that any Letter of Credit with a one-year tenor may expire on the date that is no later than twelve months after the Maturity Date if the Borrower has Cash Collateralized 102% of the LC Exposure pursuant to arrangements satisfactory to the Administrative Agent at least fifteen (15) days prior to the Maturity Date.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the amount equal to such LC Disbursement, calculated as of the date the Issuing Bank made such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve Borrower of its obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related

Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing at least 66 2/3% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 102% of the amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Section 7.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing at least 66 2/3% of the total LC Exposure), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
SECTION 2.07.    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.08.    Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to elect (i) an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d) or (ii) convert any Borrowing to a Borrowing of a Type not available under such Borrowing.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR

Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.09.    Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
(b)    The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 or, if less, the entire unused balance of the aggregate Commitments as of such date and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the Aggregate Commitment.
(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
SECTION 2.10.    Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit F or any other form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if any such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.11.    Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a). The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.
(b)    If, at any time, the sum of the aggregate amount of all of the Revolving Credit Exposures exceeds the Aggregate Commitment, the Borrower shall immediately repay Borrowings or Cash Collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause the aggregate amount of all Revolving Credit Exposures to be less than or equal to the Aggregate Commitment.
SECTION 2.12.    Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Commitments terminate shall be payable on demand.

All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.13.    Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.14.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period (each of clause (a) and (b), a “Market Disruption Event”);
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted. During any period in which a Market Disruption Event is in effect, the Borrower may request that the Administrative Agent confirm (in the case of a Market Disruption Event pursuant to clause (a) above) or that the Administrative Agent request the Required Lenders to confirm (in the case of a Market Disruption Event pursuant to clause (b) above) that the circumstances giving rise to the Market Disruption Event continue to be in effect; provided that (A) the Borrower shall not be permitted to submit any such request more than once in any thirty (30) day period and (B) nothing contained in this Section 2.14 or the failure to provide confirmation of the continued effectiveness of such Market Disruption Event shall in any way affect the Administrative Agent’s or Required Lenders’ right to provide any additional notices of a Market Disruption Event as provided in this Section 2.14. If the Administrative Agent or the Required Lenders (as applicable) have not confirmed that a Market Disruption Event remains in effect within ten (10) Business Days after such request from the Borrower, then such Market Disruption Event shall be deemed to be no longer existing.
SECTION 2.15.    Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment)

against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;
(ii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payments to be made by or on account of any obligation of the Borrower hereunder to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes);
and the result of any of the foregoing shall be to increase the cost to such Person of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Person of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Person hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Person such additional amount or amounts as will compensate such Person for such additional costs incurred or reduction suffered.
(b)    If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered as reasonably determined by such Lender or the Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of such Lender or the Issuing Bank, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as such Lender or the Issuing Bank, as applicable, then reasonably determines to be relevant; provided that neither such Lender nor the Issuing Bank, as applicable, shall be required to disclose any confidential or proprietary information in connection therewith).
(c)    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11 and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
SECTION 2.17.    Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, unless such deduction is required by any law (including by FATCA); provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    In addition, the Borrower shall pay any Other Taxes related to the Borrower and imposed on or incurred by the Administrative Agent, a Lender or the Issuing Bank to the relevant Governmental Authority in accordance with applicable law.
(c)    The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within fifteen (15) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
(f)    If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
(g)    If a payment made to a Lender or an Issuing Bank under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender or Issuing Bank has or has not complied with such Lender’s or Issuing Bank’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)    Each Lender and Issuing Bank shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender or Issuing Bank that are paid or payable by the Administrative Agent in connection with this Agreement or any Loan Documents and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(h) shall be paid within fifteen (15) days after the Administrative Agent delivers to the applicable Lender or Issuing Bank a certificate stating the amount so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
SECTION 2.18.    Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03 or 2.05, as applicable and (ii) the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.
(d)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(e)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the relevant Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(f)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
SECTION 2.19.    Mitigation Obligations; Replacement of Lenders. (a) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender becomes a Defaulting Lender, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 2.20.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(b)    the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;
(c)    if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of such Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, Cash Collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)    if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;
(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or
(v)    if any Defaulting Lender’s LC Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 2.20(c), then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is Cash Collateralized and/or reallocated; and
(d)    so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and Defaulting Lenders shall not participate therein).
If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Borrower, the Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
SECTION 2.21.    Expansion Option. The Borrower may from time to time elect to increase the Commitments or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in minimum increments of $15,000,000 so long as, after giving effect thereto, the aggregate amount of such increases and all such Incremental Term Loans does not exceed $75,000,000. The Borrower may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”; provided that no Ineligible Institution may be an Augmenting Lender), to increase their existing Commitments, or to participate in such Incremental Term

Loans, or extend Commitments, as the case may be; provided that (i) each Augmenting Lender, shall be subject to the approval of the Borrower and the Administrative Agent and (ii) (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit D hereto or any other form approved by the Administrative Agent, and (y) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit E hereto or any other form approved by the Administrative Agent. No consent of any Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Commitments or Incremental Term Loans pursuant to this Section 2.21. Increases and new Commitments and Incremental Term Loans created pursuant to this Section 2.21 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this Section 2.21 unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower and (B) the Borrower shall be in compliance (on a Pro Forma Basis reasonably acceptable to the Administrative Agent) with the covenants contained in Sections 6.11, 6.12, 6.13 and 6.14 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase. On the effective date of any increase in the Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) except in the case of any Incremental Term Loans, the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. The Incremental Term Loans (a) shall rank pari passu in right of payment with the Revolving Loans, (b) shall not mature earlier than the Maturity Date (but may have amortization prior to such date) and (c) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date and (ii) the Incremental Term Loans may be priced differently than the Revolving Loans. Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.21. Nothing contained in this Section 2.21 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder, or provide Incremental Term Loans, at any time.

ARTICLE III

Representations and Warranties
The Borrower represents and warrants to the Administrative Agent, the Issuing Bank and each Lender that:
SECTION 3.01.    Organization; Powers. The Borrower and each Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite corporate, partnership or limited liability company (as applicable) power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.
SECTION 3.02.    Authorization. The execution, delivery and performance by the Borrower of each of the Loan Documents to which it is a party and the transactions contemplated thereby (including the borrowings hereunder) (a) have been duly authorized by all requisite corporate (or other organizational) and (b) will not (i) violate (A) the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower, (B) any provision of law, statute, rule or regulation applicable to the Borrower, or any order of any Governmental Authority or (C) any provision of any indenture, material agreement or other material instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound (other than any indenture, material agreement or other material instrument that will be terminated on or prior to the Effective Date) except, in the case of clause (B) and (C) above as related to Subsidiaries to the extent such violation could not reasonably be expected to have a Material Adverse Effect, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, material agreement or other material instrument (other than any indenture, material agreement or other material instrument that will be terminated on or prior to the Effective Date) except, as related to Subsidiaries, to the extent such conflict or breach could not reasonably be expected to have a Material Adverse Effect, (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary (other than Liens permitted pursuant to Section 6.02) or (iv) result in a suspension or revocation of, or limitation on, any material certificate of authority, license, permit, authorization or other approval applicable to the business, operations or properties of the Borrower or any Subsidiary to the extent such suspension, revocation or limitation is material to the business of the Borrower and its Subsidiaries, taken as a whole, or materially adversely affect the ability of the Borrower and its Subsidiaries, taken as a whole, to participate in, or contract with, any material Medical Reimbursement Program.
SECTION 3.03.    Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors rights generally and except as enforceability may be limited by general principle of equity and an implied covenant of good faith.

SECTION 3.04.    Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, except for (a)  approvals, consents, exemptions, authorizations, other actions by, or notices to, or filings with, any Governmental Authority of competent jurisdiction or any other Person that have been given, taken, or made or are in full force and effect and (b) any Necessary Regulatory Approvals.
SECTION 3.05.    Financial Condition. The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2012 reported on by Deloitte & Touche, LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2013, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
SECTION 3.06.    No Material Adverse Change. Other than as set forth in Schedule 3.06 with respect to matters in effect on the Effective Date, or as publicly disclosed in the Borrower’s filings with the SEC prior to the Effective Date, no event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, operations, financial condition of the Borrower and the Subsidiaries, taken as a whole, since December 31, 2012.
SECTION 3.07.    Title to Properties; Possession Under Leases. (a) Each of the Borrower and its Subsidiaries has good and legal title to, or valid leasehold interests in, or valid licensed rights in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.
(b)    Each of the Borrower and the Subsidiaries has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are in full force and effect.
SECTION 3.08.    Subsidiaries. Schedule 3.08 sets forth as of the Effective Date a list of all Subsidiaries and the percentage ownership interest of the Borrower and each Subsidiary therein. The Insurance Subsidiaries and the HMO Subsidiaries listed on Schedule 3.08 are designated as such. The shares of capital stock or other ownership interests in the Subsidiaries set forth on Schedule 3.08 are fully paid and non-assessable and are owned by the Borrower or a Subsidiary, directly or indirectly, free and clear of all Liens (other than non-consensual Liens permitted under this Agreement).
SECTION 3.09.    Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are no actions, suits; investigations or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)    Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or have materially increased the likelihood of, a Material Adverse Effect.
(c)    None of the Borrower or any Subsidiary or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation applicable to the Borrower or any Subsidiary (including any zoning, building, ordinance, code or approval or any building permits where such violation or default would be material to the Borrower and its Subsidiaries, taken as a whole), or is in default with respect to any judgment, writ, injunction, decree or order applicable to the Borrower or any Subsidiary of any Governmental Authority, in each case where such violation or default could reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, current billing policies, arrangements, protocols and instructions of each of the Borrower and the Subsidiaries comply in all material respects with requirements of Medical Reimbursement Programs and are currently administered by properly trained personnel. To the knowledge of the Senior Officers of the Borrower, none of the Borrower or any Subsidiary, nor any of their current respective officers, directors or employees, have engaged in any material activities that constitute prohibited acts of fraud under Medicare Regulations or under Medicaid Regulations where such activities have resulted, or the Borrower has reasonably determined in good faith it could reasonably be expected to result, in a Material Adverse Effect and the Borrower has not taken action within a reasonable period of time after discovery of such activities, to suspend or remove such persons from responsibilities relating to such activities or to ensure that such activities are no longer reasonably expected to result in a Material Adverse Effect.
SECTION 3.10.    Agreements. None of the Borrower or any Subsidiary is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.11.    Federal Reserve Regulations. (a) None of the Borrower or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
(b)    No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, the provisions of the Regulations of the Board, including Regulation T, U or X.
SECTION 3.12.    Investment Company Act. None of the Borrower or any Subsidiary is required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended.
SECTION 3.13.    Tax Returns. Each of the Borrower and the Subsidiaries has filed or caused to be filed all Federal and material state, local and foreign tax returns and has paid or caused to be paid all taxes due and payable by it and all assessments received by it, except (a) taxes or assessments that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.14.    No Material Misstatements. None of any information, report, financial statement, exhibit or schedule (other than forward-looking statements and projections) furnished by the

Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto when taken together contained, contains any material misstatement of fact or omitted, omits to state any material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading; provided that neither the Borrower nor any of its Subsidiaries shall be deemed to have knowledge of any information in the possession of such federal and state agencies and other regulatory agencies and organizations regarding the Investigation, in each case, unless and until such time as such information has been communicated or otherwise delivered by such federal or state agency, or other regulatory agency or organization, as applicable, to the Borrower or any of its Subsidiaries (whether to the board of directors of the Borrower, the management of the Borrower or otherwise); provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.
SECTION 3.15.    Employee Benefit Plans. Each of the Borrower and its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except to the extent the failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $3,000,000 the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto, exceed by more than $8,000,000 the fair market value of the assets of all such underfunded Plans.
SECTION 3.16.    Environmental Matters. Except for matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
SECTION 3.17.    Insurance. Schedule 3.17 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Borrower and the Subsidiaries as of the Effective Date. As of the Effective Date, such insurance is in full force and effect and all premiums have been duly paid. Except for self-insurance on terms consistent with industry practice, the properties of the Borrower and the Subsidiaries are adequately insured in all material respects with financially sound and reputable insurance companies not Affiliates of the Borrower, but only to the extent and in such amounts, and with such deductibles and covering such risks, as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.
SECTION 3.18.    Labor Matters. As of the Effective Date there is (i) no unfair labor practice complaint pending or, to the best of the Borrower’s knowledge, threatened against the Borrower or any Subsidiary before any Governmental Authority and no grievance or arbitration proceeding pending or, to the best of the Borrower’s knowledge, threatened against the Borrower or any Subsidiary which arises out of or under any collective bargaining agreement, and (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the best of the Borrower’s knowledge, threatened against the Borrower or any Subsidiary that, in the case of clause (i) or (ii) could, if determined adversely, reasonably be expected to have a Material Adverse Effect.
SECTION 3.19.    Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the property and assets of the Borrower and its Subsidiaries (on a consolidated basis) (including goodwill and other intangibles) is greater than the liabilities, subordinated, contingent or otherwise of the Borrower and its Subsidiaries (on a consolidated basis); (b) the present fair saleable value of the property of the Borrower and its Subsidiaries (on a consolidated basis) (including goodwill and other intangibles) is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries (on a consolidated basis) of their debts as they become absolute and matured; (c) the Borrower and its Subsidiaries (on a consolidated basis) have not incurred, or believe that they will incur, debts or liabilities beyond the ability of the Borrower and its Subsidiaries (on a consolidated basis) to pay such debts and liabilities as they mature; and (d) the Borrower and its Subsidiaries (on a consolidated basis) do not have unreasonably small capital with which to conduct the business in which they are engaged.
SECTION 3.20.    Licensing and Accreditation. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, each of the Borrower and the Subsidiaries (i) has obtained and maintains accreditation from one or more generally recognized accreditation agencies where such accreditation is customary in the industry in which it is engaged; (ii) in the case of each HMO Subsidiary, has entered into and maintains in good standing its contract with the Centers for Medicare and Medicaid Services to be a Medicare Advantage Organization or such other agreement to be able to provide managed health care services to Medicare or Medicaid; and (iii) has taken all necessary action to obtain, preserve and maintain each certificate of authority, license, permit, authorization and other approval of any Governmental Authority required for the conduct of its business and material to the business of the Borrower and its Subsidiaries taken as a whole, and all of such certificates, licenses, permits, authorizations or approvals are in full force and effect and have not been revoked or suspended or otherwise limited, including action to obtain, preserve and maintain with respect to each HMO Subsidiary all certificates of authority, licenses, permits, authorizations and other approvals required under the HMO Regulations or other regulations issued by the applicable Governmental Authority, including approvals required to ensure that such HMO Subsidiary and Insurance Subsidiary is eligible for all reimbursements available under the HMO Regulations or other regulations issued by the applicable Governmental Authority, and all of such certificates, licenses, permits, authorizations or approvals are in full force and effect and have not been revoked or suspended or otherwise limited.
SECTION 3.21.    Medicare and Medicaid Notices and Filings Related to Business. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, each of the Borrower and the HMO Subsidiaries has timely filed (a) all reports and other filings required to be filed in connection with the Medicare and Medicaid programs in which they participate, and all such reports and filings are true and complete in all material respects, and (b) all material reports, data and other information required by any other Governmental Authority with authority to regulate it or its business or operations in any manner. Except to the extent any such action could not reasonably be expected to result in a Material Adverse Effect, (i) there are no claims, actions, proceedings or appeals pending (and none of the Borrower or any Subsidiary has made any filing that would result in any claims, actions, proceedings or appeals) before any Governmental Authority with respect to any Medicare or Medicaid reports or claims filed by the Borrower or any Subsidiary on or before the date hereof, or with respect to any adjustments, denials, recoupments or disallowances by any intermediary, carrier, other insurer, commission, board or agency in connection with any cost reports or claims, and (ii) no validation review, survey, inspection, audit, investigation or program integrity review related to the Borrower or any Subsidiary has been conducted by any Governmental Authority or government contractor in connection with the Medicare or Medicaid programs, and no such reviews are scheduled, pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary.
SECTION 3.22.    Sanctions Laws and Regulations. (a) The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective Senior Officers, and, to the knowledge of the Senior Officers of the Borrower, their respective directors, officers, employees and agents (if any), with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.
(b)    None of (i) the Borrower, any Subsidiary or their respective Senior Officers, or (ii)  to the knowledge of the Senior Officers of the Borrower, any of the directors, officers, employees or agents (if any) of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other Transaction will violate Anti-Corruption Laws or applicable Sanctions.
ARTICLE IV

Conditions
SECTION 4.01.    Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other legal opinions, certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit C.
(b)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Sullivan & Cromwell LLP, counsel for the Borrower, and covering such other matters relating to the Borrower, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
(c)    The Lenders shall have received (i) audited consolidated financial statements of the Borrower for the period ended December 31, 2012 and (ii) satisfactory consolidated financial statement projections through and including the Borrower’s 2018 fiscal year, together with such information as the Administrative Agent and the Lenders shall reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections consistent with the Borrower’s past practices).

(d)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit C.
(e)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
(f)    The Administrative Agent shall have received evidence reasonably satisfactory to it that each of the credit facilities under the Existing Credit Agreement, and any other credit facility currently in effect other than as set forth on Schedule 4.01(f) for the Borrower and its Subsidiaries, shall have been terminated and cancelled and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the initial Revolving Loans) and any and all liens thereunder shall have been terminated. For the avoidance of doubt, “credit facility” as used in the immediately preceding sentence shall not include any inter-company Indebtedness (e.g., Indebtedness payable from one Subsidiary of the Borrower to another or any inter-company accounts payable arising due to one Subsidiary advancing payment for the expenses of other Subsidiaries of the Borrower in the ordinary course of business).
(g)    The Administrative Agent shall have received evidence reasonably satisfactory to it that all governmental and third party approvals necessary in connection with the Transactions have been obtained and are in full force and effect.
(h)    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable, documented out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
SECTION 4.02.    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each request for a Borrowing (but not any Interest Election Request) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V

Affirmative Covenants
The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have expired or been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled, have expired or are Cash Collateralized as contemplated by Section 2.06(j) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:
SECTION 5.01.    Existence; Businesses and Properties. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization, except as otherwise expressly permitted under Section 6.05 and except where the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect; provided that any Subsidiary may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.
(b)    Take all action to obtain, preserve, renew and maintain in full force and effect all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business and to preserve, renew and maintain all of its registered patents, trademarks, trade names and services marks, except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect; and maintain and preserve all property material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.
SECTION 5.02.    Insurance. Maintain in full force and effect (i) except to the extent the Borrower and the Subsidiaries are self-insured on terms consistent with industry practice, adequate insurance (including workers’ compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates and (ii) such other insurance as may be required by law.
SECTION 5.03.    Obligations and Taxes. Pay and discharge as the same shall become due and payable its Indebtedness and other obligations and all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all material lawful claims that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings diligently conducted and the Borrower and the Subsidiaries shall have set aside on their books adequate reserves with respect thereto in accordance with GAAP and SAP, as applicable, and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.

SECTION 5.04.    Financial Statements, Reports, etc. Furnish to the Administrative Agent, who will make it available to each Lender:
(a)    within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income, changes in members’ or stockholders’ equity, as applicable, and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, together with an Audit Report of Deloitte & Touche, LLP, or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception (other than such a qualification or exception that is solely with respect to, or resulting solely from, the upcoming maturity date of the Loans hereunder, being scheduled to occur within twelve months from the time such report is delivered) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;
(b)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of income and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by a Financial Officer of the Borrower as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    [intentionally omitted];
(d)    concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of the Borrower opining on or certifying such statements certifying that no Default or Event of Default has occurred or, if such a Default or an Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;
(e)    within 15 days following the filing of a 10-K with the SEC by the Borrower, an annual consolidated budget for the succeeding fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such succeeding fiscal year and each quarter thereof and setting forth the assumptions used for purposes of preparing such budget) as reviewed by the Borrower’s board of directors and, promptly when available, any significant revisions of such budget;
(f)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;
(g)    promptly after the written request by the Administrative Agent, all documentation and other information that the Administrative Agent reasonably requests in order to comply with ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(h)    promptly upon written request from the Administrative Agent, from time to time, such other information regarding any of the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request, including a summary of unregulated cash flow items of the Borrower substantially in the form agreed to between the Borrower and the Administrative Agent as of the Effective Date.
Information required to be delivered pursuant to Sections 5.04(a), 5.04(b) and 5.04(f) shall be deemed to have been delivered if such information, or one or more annual, quarterly or other periodic reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov; provided that, for the avoidance of doubt, the Borrower shall be required to provide copies of the compliance certificates required by clause (d) of this Section 5.04 to the Administrative Agent. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. In the event any financial statements delivered under clause (a) or (b) above shall be restated, the Borrower shall deliver, promptly after such restated financial statements become available, revised compliance certificates required by clause (d) of this Section 5.04 with respect to the periods covered thereby that give effect to such restatement, signed by a Financial Officer of the Borrower.
SECTION 5.05.    Litigation and Other Notices. Furnish to the Administrative Agent, the Issuing Bank and each Lender, promptly after any Responsible Officer of the Borrower or any Subsidiary obtains knowledge thereof, written notice of the following:
(a)    any Default or Event of Default, specifying the nature and extent thereof and the corrective action, if any, taken or proposed to be taken with respect thereto;
(b)    not later than five (5) Business Days after receipt of official written notice, the filing or commencement of, or (to the extent permitted by law, rule or regulation) any threat or notice of intention of any person to file or commence, any investigation, action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;
(c)    within five (5) Business Days thereof, the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect;
(d)    not later than five (5) Business Days after receipt of official written notice, any development that has resulted in, or could reasonably be expected to result in, an Exclusion Event, including any notice by the OIG of exclusion or proposed exclusion of the Borrower or any Subsidiary from any Medical Reimbursement Program in which it participates, and any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;
(e)    not later than five (5) Business Days after receipt of official written notice, commencement of any material audit of the Borrower or any Subsidiary by any regulatory authority, including any HMO Regulator, and commencement of any proceeding or other action against the Borrower or any Subsidiary, in each case, that could reasonably be expected to result in a suspension, revocation or termination of any material contract of the Borrower or any Subsidiary with respect to Medicaid or Medicare, including any such contract to be a Medicare Advantage Organization, in each case to the extent such suspension, revocation or termination is material to the Borrower and its Subsidiaries taken as a whole; and

(f)    receipt by the Borrower or any Subsidiary of (i) any notice of suspension or forfeiture of any material certificate of authority or similar license of any HMO Subsidiary to the extent such suspension or forfeiture is material to the Borrower and its Subsidiaries, taken as a whole and (ii) to the extent permitted by law, rule or regulation, any other material notice of deficiency, compliance order or adverse report issued by any regulatory authority, including any HMO Regulator, or private insurance company pursuant to a material provider agreement that, if not promptly complied with or cured, could reasonably be expected to result in the suspension or forfeiture of any certification, license, permit, authorization or other approval necessary for such HMO Subsidiary to carry on its business as then conducted or in the termination of any insurance or reimbursement program then available to any HMO Subsidiary, in each case to the extent such suspension, termination or forfeiture is material to the Borrower and its Subsidiaries, taken as a whole.
SECTION 5.06.    Maintaining Records; Access to Properties and Inspections. (a) Maintain (i) proper books of record and account, in which true, complete and correct entries in conformity with GAAP or SAP, as applicable, shall be made of all material financial transactions and matters involving the material assets and business of the Borrower and the Subsidiaries and (ii) such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower and the Subsidiaries.
(b)    Permit representatives designated by, and independent contractors of, the Administrative Agent or any Lender to visit and inspect any of its properties, to examine (subject to applicable laws of Governmental Authorities regarding confidentiality of patient health information and other confidentiality restrictions of Governmental Authorities to which the Borrower and its Subsidiaries are bound) its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants (provided that so long as no Event of Default exists, a representative of the Borrower shall be permitted to be present in such discussions), all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower (which notice shall not be required at any time after the occurrence and during the continuance of an Event of Default); provided, however, that so long as no Event of Default has occurred and is continuing, the Borrower shall be obligated to pay the expenses of only one such visit in any calendar year. Notwithstanding the foregoing, neither the Borrower nor any Subsidiary shall be required to disclose (i) any materials subject to a confidentiality obligation binding upon the Borrower or such Subsidiary (provided that the Borrower or such Subsidiary shall, at the request of the Administrative Agent or any Lender, use commercially reasonable efforts to obtain permission for such disclosure and, in the event permission cannot be obtained, furnish some information regarding the matters to which such materials relate as can reasonably be furnished without violation of such confidentiality obligations) or (ii) any communications protected by attorney-client privilege the disclosure or inspection of which would waive such privilege.
SECTION 5.07.    Use of Proceeds. In the case of the Borrower, use (a) the proceeds of the Loans solely for general corporate purposes, including, without limitation, for Permitted Investments, Permitted Acquisitions, settlement payments and the payment of any fees and expenses in connection with the settlement of any litigation or investigation to which the Borrower or any of its Subsidiaries is a party; and (b) Letters of Credit solely to support payment obligations incurred in the ordinary course of business by the Borrower and its Subsidiaries or in connection with any litigation or investigation to which the Borrower or any of its Subsidiaries is a party.
SECTION 5.08.    Compliance with Laws. (a) Comply with all applicable laws, rules, regulations, orders, writs, injunctions and decrees of any Governmental Authority (including, without limitation, Environmental Laws, Titles XVIII and XIX of the Social Security Act, Medicare Regulations,

Medicaid Regulations, the Anti-Kickback Statute, HMO Regulations and Health Insurance Portability and Accountability Act of 1996), whether now existing or hereafter enacted, except where the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    Obtain and maintain all material certifications, licenses, permits, authorizations and approvals of all applicable Governmental Authorities as are required for the conduct of its material business as currently conducted and as proposed to be conducted, including material licenses and contracts with Medicare and Medicaid to the extent such certifications, licenses, permits, authorizations and contracts are material to the conduct of the business of the Borrower and the Subsidiaries taken as a whole.
(c)    Use commercially reasonable efforts to ensure that billing policies, arrangements, protocols and instructions comply in all material respects with reimbursement requirements under Medicare, Medicaid and other Medical Reimbursement Programs in which it participates and are administered by properly trained personnel.
(d)    Maintain a compliance program for the Borrower and the Subsidiaries that (i) satisfies the material requirements therefor applicable to Medicare Advantage Organizations and (ii) is reasonably designed to provide internal controls effective to promote adherence to, and prevent and detect any material violation of, any applicable material laws, rules and regulations and, in any event, includes regular internal audits and monitoring to ensure compliance therewith and with all material applicable laws, rules and regulations.
(e)    Maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.09.    Designation of Obligations. In the event that the Borrower or any Subsidiary shall at any time issue or have outstanding any Indebtedness that by its terms is subordinated to any other Indebtedness of the Borrower or such Subsidiary, take all actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such subordinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such subordinated Indebtedness. In furtherance of the foregoing, the Obligations are hereby designated as “senior indebtedness” and, if relevant, as “designated senior indebtedness” in respect of all such subordinated Indebtedness and are further given all such other designations as shall be required under the terms of any such subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior Indebtedness under the terms of such subordinated Indebtedness.
ARTICLE VI

Negative Covenants
The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have expired or been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been cancelled, have expired or are Cash Collateralized as contemplated by Section 2.06(j) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, neither Borrower will, nor will they cause or permit any of the Subsidiaries to:

SECTION 6.01.    Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness (including Guarantees) existing on the Effective Date and, to the extent in excess of $2,000,000, set forth in Schedule 6.01 (and any refinancings, renewals and replacements of any such Indebtedness that do not (i) increase the outstanding principal amount thereof or (ii) result in a maturity date that is prior to, or decrease the weighted average life thereof for the period ending before, the earlier of (x) the 91st day following the Maturity Date and (y) the date on which such original Indebtedness matured);
(b)    Indebtedness created hereunder and under the other Loan Documents and the other Obligations;
(c)    Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;
(d)    Indebtedness of the Borrower or any of its Subsidiaries arising under any Swap Agreement, provided that such Swap Agreement was entered into by such person in the ordinary course of business for the purpose of managing risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such person or interest rate, foreign currency exchange rate exposure, and not for purposes of speculation;
(e)    purchase money Indebtedness, Synthetic Lease Obligations and Capital Lease Obligations of the Borrower and its Subsidiaries incurred to finance all or any part of the purchase price, lease or cost of design, installation, construction or improvement of fixed or capital assets, including IT Assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) the aggregate amount of all such Indebtedness does not exceed, at the time of incurrence of any such Indebtedness, the greater of (x) $90,000,000 and (y) 3.0% of Consolidated Total Assets, (ii) such Indebtedness is issued and any Liens securing such Indebtedness are created concurrently or within 270 days after such acquisition or the completion of such construction or improvement and (iii) no Lien securing such Indebtedness shall extend to or cover any property or asset of the Borrower or any Subsidiary other than the asset so financed;
(f)    the incurrence of Indebtedness of the Borrower or any Subsidiary consisting of Guarantees, indemnities, holdbacks, earn-out, non-compete, consulting, deferred compensation, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets, including Equity Interests of Subsidiaries or contingent payment obligations incurred in connection with the acquisition of assets which are contingent on the performance of the assets acquired, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets or Equity Interests of such Subsidiary for the purpose of financing such acquisition;
(g)    letters of credit of any Designated HMO Subsidiary, HMO Subsidiary, Designated Insurance Subsidiary or Insurance Subsidiary that are Cash Collateralized in an aggregate principal amount at any one time outstanding not to exceed an amount equal to 2.0% of the total consolidated revenue of the Borrower and its Subsidiaries for the four-quarter period ended as of the last day of the most recent fiscal quarter for which financial statements of the Borrower have been delivered in accordance with Section 5.04 (or, prior to the delivery of such financial statements, based on the financial statements of the Borrower as of September 30, 2013);
(h)    Indebtedness (i) consisting of the financing of insurance premiums, (ii) incurred in the ordinary course of business and owed to any Person providing property, casualty or liability insurance to the Borrower or its Subsidiaries, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness shall only be outstanding during such year and (iii) consisting of take or pay obligations in supply agreements, in each case in the ordinary course of business;
(i)    Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary (subject to any limitations in respect of Guarantees of any Indebtedness set forth in clauses (v) and (z) of this Section 6.01);
(j)    unsecured Indebtedness incurred by the Borrower in connection with a Permitted Acquisition; provided that (i) at the time of the incurrence of such Indebtedness, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (ii) the aggregate principal amount of the Indebtedness permitted by this clause shall not exceed, at the time of incurrence of any such Indebtedness, $25,000,000, (iii) such Indebtedness shall be expressly subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent, (iv) such Indebtedness shall have a maturity date at least 91 days after the Maturity Date and shall require no scheduled or other mandatory payment of principal (including any payment at the option of the holders of such Indebtedness and any payment pursuant to a sinking fund obligation, but excluding any payment required upon the occurrence of a change in control, however defined in the documents governing such Indebtedness) prior to the 91st day following the Maturity Date, (v) on or prior to the date of such incurrence, the Borrower shall have delivered a certificate of a Financial Officer of the Borrower confirming compliance with this clause, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in this section; and any refinancings, renewals and replacements of any such Indebtedness that do not (x) increase the outstanding principal amount thereof or (y) result in a maturity date that is prior to, or decrease the weighted average life thereof for the period ending before, the earlier of (A) 91st day following the Maturity Date and (B) the date on which such original Indebtedness matured);
(k)    Indebtedness of any Person that becomes a Subsidiary, or is merged with or consolidated into the Borrower, or any of its Subsidiaries, after the date hereof (provided that (i) such Indebtedness exists at the time such person becomes a Subsidiary, or is merged with or consolidated into the Borrower or one of its Subsidiaries, and is not created in contemplation of or in connection with such person becoming a Subsidiary, (ii) the aggregate principal amount of Indebtedness permitted by this subsection 6.01(k) shall not exceed, at the time of incurrence of any such Indebtedness, the greater of (x) $60,000,000 and (y) 2.0% of Consolidated Total Assets and (iii) any Liens securing such Indebtedness shall only be permissible to the extent permitted by Section 6.02(j)) and any refinancings, renewals and replacements of any such Indebtedness that do not (x) increase the outstanding principal amount thereof, (y) result in a maturity date that is prior to, or decrease the weighted average life thereof for the period ending before, the earlier of (A) 91st day following the Maturity Date and (B) the date on which such original Indebtedness matured or (z) expand the scope of the Liens securing such Indebtedness beyond the scope permitted by Section 6.02(j);
(l)    Indebtedness in respect of bid, appeal, surety and performance bonds, completion guarantees or other similar arrangements, provider claims, workers’ compensation claims, statutory, appeal or similar obligations, bankers’ acceptances, payment obligations in connection with sales tax and insurance or other similar requirements in the ordinary course of business or in respect of awards or judgments not resulting in an Event of Default;
(m)    other unsecured Indebtedness of the Borrower in an aggregate principal amount (which, in the case of any Indebtedness issued with original issue discount shall mean the accreted value of such Indebtedness) not exceeding, at the time of incurrence of any such Indebtedness, the greater of (x) $30,000,000 and (y) 1.0% of Consolidated Total Assets;
(n)    other secured Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount not exceeding, at the time of incurrence of any such Indebtedness, the greater of (x) $75,000,000 and (y) 2.5% of Consolidated Total Assets;
(o)    Indebtedness under the Existing Letters of Credit; provided, that such letters of credit may not be renewed (other than pursuant to the auto-renewal provisions thereof), extended or replaced other than with Letters of Credit issued under this Agreement or letters of credit that are Cash Collateralized;
(p)    Indebtedness of the Borrower and its Subsidiaries under letters of credit (i) in an aggregate amount not to exceed, at the time of incurrence of any such Indebtedness, the greater of (x) $60,000,000 and (y) 2.0% of Consolidated Total Assets plus (ii) additional amounts as may be required pursuant to Requirements of Law to satisfy regulatory obligations of Designated HMO Subsidiaries, Designated Insurance Subsidiaries, HMO Subsidiaries and Insurance Subsidiaries;
(q)    Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts; provided, such Indebtedness shall be extinguished within ten (10) Business Days after the incurrence thereof or arising in connection with endorsement of instruments for deposit in the ordinary course of business;
(r)    guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;
(s)    Indebtedness of the HMO Subsidiaries and Insurance Subsidiaries under letters of credit incurred in the ordinary course of business or as may otherwise be required from time to time pursuant to Requirements of Law, in an aggregate amount (together with any outstanding Indebtedness incurred pursuant to Section 6.01(p)) not to exceed, at the time of incurrence of any such Indebtedness, an amount equal to 5.0% of the total consolidated revenue of the Borrower and its Subsidiaries for the four-quarter period ended as of the last day of the most recent fiscal quarter for which financial statements of the Borrower have been delivered in accordance with Section 5.04 (or, prior to the delivery of any such financial statements, based on the financial statements of the Borrower as of September 30, 2013);
(t)    guaranties (i) in favor of one or more Governmental Authorities by the Borrower or a Subsidiary of Indebtedness of any HMO Subsidiary or an Insurance Subsidiary otherwise permitted to be incurred by such HMO Subsidiary or Insurance Subsidiary under this Section 6.01 to the extent that such guaranties are required pursuant to applicable Requirements of Law or (ii) by the Borrower or a Subsidiary of commercial obligations of an HMO subsidiary or an Insurance Subsidiary incurred in the ordinary course of business;
(u)    [intentionally omitted];
(v)    unsecured senior Indebtedness incurred by the Borrower; provided, that (i) at the time of the incurrence of any such Indebtedness, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (ii) the Cash Flow Leverage Ratio, at the time of and after giving effect (including giving effect on a Pro Forma Basis) to the incurrence of any such Indebtedness shall be at least 0.25 to 1.00 less than the maximum Cash Flow Leverage Ratio then permitted by Section 6.12, (iii) no Subsidiary (other than a Subsidiary that has guaranteed the Obligations hereunder in accordance with the last paragraph of this Section 6.01) shall Guarantee such Indebtedness except to the extent that the aggregate principal amount of all Guarantees by Subsidiaries pursuant to this subsection 6.01(v) does not exceed, at the time of incurrence of any such Guarantee, the greater of (x) $60,000,000 and (y) 2.0% of Consolidated Total Assets and (iv) other than with respect to Indebtedness in an aggregate outstanding principal amount not in excess of $50,000,000, such Indebtedness shall have a maturity date at least 91 days after the Maturity Date and shall require no scheduled or other mandatory payment of principal (including any payment at the option of the holders of such Indebtedness and any payment pursuant to a sinking fund obligation, but excluding any payment required upon the occurrence of a change in control, however defined in the documents governing such Indebtedness) prior to the 91st day following the Maturity Date;
(w)    unsecured Indebtedness incurred by the Borrower; provided, that (i) at the time of the incurrence of any such Indebtedness, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (ii) the Cash Flow Leverage Ratio at the time of and after giving effect (including giving effect on a Pro Forma Basis) to the incurrence of such Indebtedness shall not exceed the maximum Cash Flow Leverage Ratio then permitted by Section 6.12, (iii) such Indebtedness shall be expressly subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent and (iv) such Indebtedness shall have a maturity date at least 91 days after the Maturity Date and shall require no scheduled or other mandatory payment of principal (including any payment at the option of the holders of such Indebtedness and any payment pursuant to a sinking fund obligation, but excluding any payment required upon the occurrence of a change in control, however defined in the documents governing such Indebtedness) prior to the 91st day following the Maturity Date;
(x)    Indebtedness of the Borrower in respect of the Senior Unsecured Notes (and any refinancings, renewals and replacements of any such Indebtedness so long as such Indebtedness shall have a maturity date at least 91 days after the Maturity Date and shall require no scheduled or other mandatory payment of principal (including any payment at the option of the holders of such Indebtedness and any payment pursuant to a sinking fund obligation, but excluding any payment required upon the occurrence of a change in control, however defined in the documents governing such Indebtedness) prior to the 91st day following the Maturity Date);
(y)    Indebtedness representing deferred compensation or other similar arrangements to employees and directors of the Borrower or any Subsidiary incurred in the ordinary course of business;
(z)    the incurrence of Indebtedness on behalf of or representing Guarantees of any Joint Venture not to exceed in the aggregate, at the time of incurrence of any such Indebtedness, the greater of (a) $30,000,000 and (b) 1.0% of Consolidated Total Assets;
(aa)    the incurrence of Indebtedness consisting of obligations to make payments to current or former directors, officers, employees or consultants, their respective Affiliates, heirs and executors with respect to the cancellation, purchase or redemption of, Equity Interests of the Borrower or any Subsidiary to the extent permitted under Section 6.06; and
(bb)    other unsecured Indebtedness of the Subsidiaries in an aggregate principal amount not exceeding, at the time of incurrence of any such Indebtedness, the greater of (i) $90,000,000 and (ii) 3.0% of Consolidated Total Assets.
For purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness described in Section 6.01(a) through 6.01(aa) but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in Sections 6.01(a) through (aa), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in one of the above clauses and such item of Indebtedness shall be treated as having been incurred or existing pursuant to only one of such clauses. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any increase in the amount of such Indebtedness (solely in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount and the payment of interest in the form of additional Indebtedness) as of the date of such incurrence.
Notwithstanding the foregoing provisions of this Section 6.01, it is understood and agreed that the Borrower shall not at any time permit any Subsidiary to guaranty any Material Indebtedness of the Borrower (including the obligations under any publicly issued or privately placed debt securities of the Borrower but excluding any guaranties permitted by any of clauses (e), (f), (h), (l), (p), (q), (r), (s) and (t) of this Section 6.01 or pursuant to a Requirement of Law) (any such guaranty being referred to herein as a “Specified Guaranty”) unless and until such Subsidiary has guaranteed the Obligations hereunder (as well as all Swap Obligations and Banking Services Obligations) pursuant to a guaranty agreement in form and substance reasonably satisfactory to the Administrative Agent, such guaranty agreement to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The Borrower further covenants to execute and, concurrently with or prior to the entry by any Subsidiary into a Specified Guaranty, deliver all such amendments to this Agreement as are reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent the Required Lenders in order to reflect the existence of such guaranty of the Obligations hereunder (as well as all Swap Obligations and Banking Services Obligations) contemplated by the immediately preceding sentence.
SECTION 6.02.    Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:
(a)    Liens on property or assets of the Borrower and the Subsidiaries existing on the date hereof and, in the case of liens securing obligations in excess of $2,000,000 on the date hereof, set forth in Schedule 6.02; provided that such Liens (i) shall not apply to any other property or asset of the Borrower or any Subsidiary not subject to such lien as of the Effective Date and (ii) shall secure only those obligations which they secure on the date hereof and, other than in the case of judgments, extensions, renewals and replacements thereof permitted hereunder;
(b)    [intentionally omitted];
(c)    Liens for taxes, assessments or other governmental charges or claims that are not due and payable or which are being contested in good faith by appropriate proceedings diligently conducted;
(d)    statutory Liens of banks (and rights of set-off) landlords and carriers, warehousemen, mechanics, materialmen, repairmen, workmen; or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in good faith by appropriate proceedings diligently conducted;
(e)    Liens, pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security laws or regulations;
(f)    Liens, pledges or deposits to secure the performance of tenders, bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, government contracts, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g)    easements, zoning restrictions, rights-of-way, encroachments, restrictions, minor defects or irregularities in title and other similar encumbrances which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;
(h)    Liens securing judgments, decrees or attachments (or appeal or other surety bonds relating to such judgments), provided that no such judgment constitutes an Event of Default under clause (i) of Section 7.01 or Liens securing appeal or surety bonds related thereto;
(i)    Liens securing Indebtedness permitted pursuant to clause (e) of Section 6.01; provided that (i) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (ii) the Indebtedness secured thereby does not exceed the cost of such real property, improvements or equipment at the time of such acquisition (or construction) and (iii) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;
(j)    any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any person that becomes a Subsidiary, or is merged with, or consolidated into, the Borrower or any Subsidiary, after the date hereof prior to the time such person becomes a Subsidiary, or is merged with or consolidated into the Borrower or any Subsidiary; provided that (i) such Lien is not created in contemplation of, or in connection with, such acquisition or such person becoming a Subsidiary, or being merged with or consolidated into the Borrower or any Subsidiary, as the case may be, (ii) such Lien does not apply to any other property or asset of the Borrower or any Subsidiary and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such person becomes a Subsidiary, or is merged with or consolidated into the Borrower or any Subsidiary, as the case may be, and extensions, renewals and replacements thereof permitted by this Agreement;
(k)    licenses, leases or subleases and other intellectual property rights granted to others not interfering in any material respect with the business of the Borrower or any Subsidiary;
(l)    any interest or title of a lessor or sublessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;
(m)    normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;
(n)    Liens of a collection bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;
(o)    Liens of sellers of goods to the Borrower and any Subsidiary arising under Article 2 of the UCC in effect in the relevant jurisdiction or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;
(p)    Liens in the nature of municipal ordinances, zoning, entitlement, land use and environmental regulation;

(q)    [intentionally omitted];
(r)    Liens to secure Indebtedness of the type referred to in clause (p) of Section 6.01;
(s)    Liens to secure the Existing Letters of Credit and any renewals, extensions and replacements thereof permitted pursuant to Section 6.01(o);
(t)    Liens arising under or existing as a result of any federal, state or foreign securities or insurance regulatory law, or order of arrangement or agreement with any regulatory body or agency, so long as such Liens do not secure Indebtedness.
(u)    Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(v)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(w)    Liens securing Indebtedness permitted pursuant to Section 6.01(h); provided any such Lien shall encumber only the rights and interests under the insurance policy that secures such Indebtedness;
(x)    Liens on assets of the Borrower or any of the Subsidiaries securing Indebtedness permitted pursuant to Section 6.01(n);
(y)    Liens on assets of any of the HMO Subsidiaries and Insurance Subsidiaries securing Indebtedness permitted pursuant to Section 6.01(s);
(z)    (i) Liens securing Swap Obligations permitted pursuant to clause (d) of Section 6.01 and (ii) Liens securing letters of credit permitted pursuant to clause (g) of Section 6.01;
(aa)    other Liens on assets securing Indebtedness and other obligations in an aggregate amount not to exceed, at the time of incurrence of any such secured Indebtedness or other obligations, $25,000,000;
(bb)    Liens deemed to exist by reason of (x) any encumbrance or restriction (including put and call arrangements) with respect to any joint venture or similar arrangement or (y) any encumbrance or restriction imposed by any contract for the sale by the Borrower or any of the Subsidiaries of any of the Equity Interests of its subsidiaries, or any business unit or division or assets permitted pursuant to this Agreement; and
(cc)    Liens granted in favor of the Borrower.
For purposes of determining compliance with this Section 6.02, (A) a Lien need not be permitted solely by reference to one category of permitted Liens described in Section 6.02(a) through (cc) but may be permitted in part under any combination thereof and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in Section 6.02(a) through (cc), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien in one of the above clauses and such Lien will be treated as being incurred or existing pursuant to only one of such clauses. In addition, with respect to any Lien securing

Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall be permitted to secure any increase in the amount of such Indebtedness (solely in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount and the payment of interest in the form of additional Indebtedness) as of the date of such incurrence.
SECTION 6.03.    Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations, Synthetic Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.
SECTION 6.04.    Investments, Loans, Advances and Guarantees. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or any investment or any other interest in, or Guarantee any obligation of, any other Person, except:
(a)    (i) investments by the Borrower and the Subsidiaries existing on the date hereof in the Equity Interests of the Subsidiaries and (ii) additional investments by the Borrower and the Subsidiaries in the Equity Interests of persons that are Subsidiaries at the time such investments are made (including Subsidiaries organized after the date hereof by the Borrower or existing Subsidiaries);
(b)    Permitted Investments and investments that were Permitted Investments when made;
(c)    loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or to any other Subsidiary;
(d)    investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit, in each case in the ordinary course of business;
(e)    Indebtedness and Guarantees permitted by Section 6.01;
(f)    the Borrower and the Subsidiaries may make loans and advances in the ordinary course of business to their respective directors, officers and employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $10,000,000 at the time of such loan or advance;
(g)    investments in the form of Swap Agreements, provided that such Swap Agreements meet the requirements set forth in clause (d) of Section 6.01;
(h)    the Borrower or any of the Subsidiaries may acquire all or a substantial portion of the assets of a person or line of business of such person, or greater than 50% of the Equity Interests of a person (referred to herein as the “Acquired Entity”); provided that (i) the Acquired Entity shall constitute a business permitted by Section 6.08; (ii) the Acquired Entity, if any, is organized under the laws of the United States of America or any State thereof or Puerto Rico or the District of Columbia and at least 80% of the consolidated gross operating revenues of such Acquired Entity for the most recently completed period of twelve months were derived from domestic operations in the United States of America, any State thereof or Puerto Rico or the District of Columbia; and (iii) at the time of such acquisition (A) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (B) the Borrower would be in Pro Forma Compliance; (C) the Cash Flow Leverage Ratio at the time of and after giving effect (including giving effect on a Pro Forma Basis) to such acquisition shall be at least 0.25 to 1.00 less than the maximum Cash Flow Leverage Ratio then permitted by Section 6.12; and (iv) in the case of an acquisition involving consideration in excess of 10.0% of Consolidated Total Assets, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower confirming compliance with subclauses (i) through (iii) above (any acquisition of an Acquired Entity meeting all the criteria of this clause being referred to herein as a “Permitted Acquisition”);
(i)    in addition to investments permitted by clauses (a) through (h) of this Section, additional investments, loans and advances by the Borrower and the Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this clause (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed at the time of such investment, loan or advance the greater of (x) $60,000,000 and (y) 2.0% of Consolidated Total Assets;
(j)    investments in existence on, or made pursuant to binding commitments existing on, the Effective Date and any investments consisting of an extension, modification or renewal of any investments existing on, or made pursuant to a binding commitment existing on, the Effective Date, and, in each case, to the extent such investment is in excess of $2,000,000 on the Effective Date, set forth on Schedule 6.04;
(k)    investments (i) received in compromise or resolution of (A) obligations of trade creditors, health care providers or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, health care provider or customer or (B) litigation, arbitration or other disputes and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower and its Subsidiaries;
(l)    investments in any HMO Subsidiary or any Insurance Subsidiary (other than any Designated HMO Subsidiary or any Designated Insurance Subsidiary) in an aggregate amount reasonably necessary to ensure that such HMO Subsidiary or Insurance Subsidiary maintains (i) the minimum Statutory Net Worth threshold required pursuant to applicable Requirements of Law and (ii) a minimum threshold of Statutory Net Worth in compliance with Section 6.11);
(m)    investments in any Designated HMO Subsidiary or any Designated Insurance Subsidiary in an aggregate amount necessary to ensure that such HMO Subsidiary or Insurance Subsidiary maintains the minimum amount of capital as required pursuant to applicable Requirements of Law; provided that such investments may not be made at any time after the occurrence and during the continuance of a Default or Event of Default;
(n)    Capital Expenditures with respect to the Borrower and its Subsidiaries permitted by Section 6.10;
(o)    investments in prepaid expenses, negotiable instruments held for collection and lease, and workers’ compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;
(p)    investments described in Schedule 6.04;

(q)    purchases and acquisitions of inventory, supplies, materials, services, machinery and equipment or purchase of contract rights or licenses or leases of intellectual property and other tangible assets, in each case in the ordinary course of business;
(r)    investments as a result of consideration received in connection with (i) an Asset Sale made in compliance with Section 6.05 or (ii) an Excluded Asset Sale or (iii) any casualty or other insured damage to, or any taking under the power of eminent domain or by condemnation or similar proceeding of, any property or assets of the Borrower or any Subsidiary;
(s)    (i) Required Advances and (ii) other advances to Contract Providers in an amount not to exceed (A) with respect to any Contract Provider (and its Affiliates) individually, $40,000,000 at any time outstanding and (B) with respect to Contract Providers collectively, the dollar equivalent of two percent (2.0%) of the aggregate annual consolidated medical expenses of the Borrower and its Subsidiaries on a consolidated basis for the immediately preceding fiscal year;
(t)    investments by any Subsidiary in any other Subsidiary; provided that such investments may not be made at any time after the occurrence and during the continuance of a Default or Event of Default, provided, further, that the Cash Flow Leverage Ratio at the time of and after giving effect (including giving effect on a Pro Forma Basis) to each such investment shall be at least 0.25 to 1.00 less than the maximum Cash Flow Leverage Ratio then permitted by Section 6.12;
(u)    investments permitted under Section 6.01(k);
(v)    deposits in the ordinary course of business to secure the performance of Leases;
(w)    receivables owing to the Borrower or any of its Subsidiaries in connection with deferred premium obligations or endorsements for collection or deposit, in each case created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;
(x)    investments consisting of, or made pursuant to, capital support or other similar keep-well agreements, or Guarantees thereof, Guaranteed by the Borrower or any HMO Subsidiary or Insurance Subsidiary that constitute insurance contracts, or Guarantees of insurance products written by, or the performance of, any HMO or Insurance Subsidiary of the Borrower, in each case in the ordinary course of business consistent with business practices in effect on the date hereof;
(y)    investments in Joint Ventures, provided, however, the Cash Flow Leverage Ratio at the time of and after giving effect (including giving effect on a Pro Forma Basis) to each such investment shall be at least 0.25 to 1.00 less than the maximum Cash Flow Leverage Ratio then permitted by Section 6.12;
(z)    investments to the extent that payment for such Investments is made with Equity Interests of the Borrower;
(aa)    investments acquired after the Effective Date as a result of the acquisition by the Borrower or any Subsidiary of another Person, in the case of any acquisition, merger, consolidation or amalgamation, in accordance with Section 6.05, and to the extent that such investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(bb)    loans and advances to directors, officers and employees of the Borrower or any Subsidiary for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;
(cc)    investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons; and
(dd)    Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations), trademarks, licenses, purchase agreements or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business.
SECTION 6.05.    Interests of any Parent Entity; Mergers, Consolidations, Sales of Assets and Acquisitions. (a) Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower, or any Equity Interests of the Borrower, or less than all of the Equity Interests of any Subsidiary (other than the Borrower), or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that (i) the Borrower and any Subsidiary may purchase and sell inventory machinery, equipment and other tangible assets and Permitted Investments in the ordinary course of business, (ii) if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (1) any Subsidiary or Joint Venture may merge into, or consolidate or amalgamate with, or purchase or acquire the assets of (or engage in a disposition to) a Subsidiary, (2) any Subsidiary or Joint Venture may merge into, or consolidate or amalgamate with, any other Subsidiary or Joint Venture in a transaction in which the surviving entity is a Subsidiary and (3) the Borrower and the Subsidiaries may make Permitted Acquisitions, (iii) the HMO Subsidiaries and the Insurance Subsidiaries may merge into, or consolidate or amalgamate with, or purchase or acquire the assets of (or engage in a disposition to) any other HMO Subsidiary, Insurance Subsidiary or Subsidiary of an HMO Subsidiary or Insurance Subsidiary and (iv) any Subsidiary or Joint Venture may merge into, or consolidate or amalgamate with, or purchase or acquire the assets of (or engage in a disposition to) any Subsidiary or Joint Venture.
(b)    Except as permitted pursuant to Section 6.05(a), engage in any Asset Sale except:
(i)    Asset Sales that satisfy each of the following conditions: (1) consideration at least 75% of which is cash or Cash Equivalents, (2) such consideration, at the time such Asset Sale is agreed to, is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of at the time such Asset Sale is agreed to, and (3) the fair market value of all assets sold, transferred, leased or disposed of pursuant to this clause (i) shall not exceed (A) the greater of (x) $60,000,000 and (y) 2.0% of Consolidated Total Assets or (B) provided that the Cash Flow Leverage Ratio at the time of and after giving effect (including giving effect on a Pro Forma Basis) to such Asset Sale shall be at least 0.25 to 1.00 less than the maximum Cash Flow Leverage Ratio then permitted by Section 6.12 and the net proceeds from such Asset Sale are used within 180 days from the date of the receipt of such net proceeds to repay Indebtedness or make a Permitted Investment, the greater of (x) $300,000,000 and (y) 10.0% of Consolidated Total Assets;
(ii)    Asset Sales made in connection with Sale-Leaseback Transactions, the proceeds of which, when taken together with the proceeds of all other Asset Sales made under this Section 6.05(b) at the time of such sale, do not exceed the greater of (x) $60,000,000 and (y) 2.0% of Consolidated Total Assets; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Borrower (or similar governing body)) and (2) no less than 100% of such consideration shall be paid in cash on the date of such Asset Sale;
(iii)    Asset Sales among the Borrower and its Subsidiaries; and
(iv)    Asset Sales by the Borrower or any of its Subsidiaries to Joint Ventures permitted pursuant to Section 6.04(y) and Asset Sales of Equity Interests in Joint Ventures, provided, however, the Cash Flow Leverage Ratio at the time of and after giving effect (including giving effect on a Pro Forma Basis) to such Investment shall be at least 0.25 to 1.00 less than the maximum Cash Flow Leverage Ratio then permitted by Section 6.12.
SECTION 6.06.    Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that:
(i)    any Subsidiary may declare and pay dividends or make other distributions ratably to its equityholders;
(ii)    the Borrower may declare and pay dividends and other payments solely in common shares of the Borrower;
(iii)    so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may (x) repurchase its Equity Interests owned by retiring directors, officers or employees of the Borrower or any of its Subsidiaries and (y) make payments to directors, officers or employees of the Borrower or any of its Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity or equity-based incentives pursuant to management or other incentive plans or in connection with the death or disability of such employees;
(iv)    the Borrower may repurchase restricted Equity Interests of the Borrower issued as compensation to officers, directors and employees upon the vesting of such restricted Equity Interests if the fair market value of such repurchased Equity Interests represent an amount equal to the tax withholding obligations of such officers, directors and employees that result from the vesting of such restricted Equity Interests, and
(v)    so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) the Cash Flow Leverage Ratio at the time of and after giving effect (including giving effect on a Pro Forma Basis) to a Restricted Payment shall be at least 0.25 to 1.00 less than the maximum Cash Flow Leverage Ratio then permitted by Section 6.12, the Borrower may make Restricted Payments provided that such Restricted Payments, cumulatively in the aggregate are less than the sum, without duplication of (1) 50% of the Consolidated Net Income for the period (taken as one accounting period) from September 1, 2013 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (2) 100% of the aggregate net cash proceeds (or the fair market value of property other than cash) received by Borrower since the Effective Date as common equity capital or from the issuance or sale of Equity Interests of the Borrower or from the issuance or sale of convertible or exchangeable debt securities of the Borrower, in either case, that have been converted into or exchanged for Equity Interests of the Borrower (other than Equity Interests or exchangeable debt securities sold to a Subsidiary), plus (3) to the extent that any investment (other than a Permitted Investment) that was made after the Effective Date is (x) sold for cash or otherwise cancelled, liquidated or repaid for cash, the cash proceeds received with respect to such investment (less the cost of disposition, if any) or (y) made in an entity that subsequently becomes a Subsidiary, an amount equal to the fair market value of the Permitted Investments owned by the Borrower and the Subsidiaries in such entity at the time such entity becomes a Subsidiary, plus (4) 100% of the aggregate net cash proceeds (or the fair market value of property other than cash) received by the Borrower since the Effective Date the Issue Date by means of (x) the sale (other than to the Borrower or a Subsidiary) of Equity Interests of a Subsidiary and (y) a distribution or dividend from a Subsidiary (other than in each case to the extent such Investment constituted a Permitted Investment), in each case to the extent that such amounts were not otherwise included in the Consolidated Net Income for such period.
(b)    Enter into, incur or permit to exist any agreement or other arrangement (other than, in the case of any HMO Subsidiary, Joint Venture or any Insurance Subsidiary, with a Governmental Authority regulating such Subsidiary) that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary (other than an HMO Subsidiary or an Insurance Subsidiary) to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any Subsidiary or to Guarantee Indebtedness of the Borrower or any Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) clause (i) above shall not apply to (x) customary provisions in leases and other contracts restricting the assignment thereof, (y) any Lien permitted by Section 6.02 or any document or instrument governing any such permitted Lien if such restrictions or conditions apply only to the property or assets subject to such permitted Lien and (z) Swap Agreements, (D) customary restrictions and conditions contained in agreements relating to purchase money indebtedness for property acquired, Synthetic Lease Obligations and Capital Lease Obligations permitted pursuant to Section 6.01(e) that impose restrictions on the property so acquired or subject to such obligations, (E) any agreement, license or other instrument of Person acquired by or merged or consolidated or amalgamated with, or into, the Borrower or any Subsidiary in existence at the time of such merger, consolidations or amalgamation (but in any such case not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person other than the Person and its subsidiaries, or the property or assets of the Person and its subsidiaries so acquired, and (F) customary provisions in any joint venture agreement or similar agreement to the extent prohibiting the pledge of the Equity Interests of such Joint Venture.
SECTION 6.07.    Transactions with Affiliates. Except for transactions by or among the Borrower and the Subsidiaries and any transaction expressly permitted under Sections 6.01, 6.04, 6.05 and 6.06, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except for (a) any of the foregoing transactions at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) reasonable and customary fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment or severance agreements, compensation or employee benefit arrangements or plans and incentive arrangements or plans (including any amendments to the foregoing) with any officer, director, employee or consultant of the Borrower or a Restricted Subsidiary entered into in the ordinary course of business or approved in good faith by the Board of Directors of the Borrower, (c) payment of management fees or similar fees under the

CHM Management Agreements, the Harmony Management Agreement, or similar management agreements entered into or assumed in connection with a Permitted Acquisition or business expansion, (d) loans (and cancellation of loans) and advances to directors, officers, employees or consultants of the Borrower or any of its Subsidiaries entered into in the ordinary course of business or approved in good faith by the Board of Directors of the Borrower, (e) transactions entered into by a Person prior to the time such Person becomes a Subsidiary or is merged or consolidated into the Borrower or a Subsidiary (provided such transaction is not entered into in contemplation of such event), (f) any transaction in which the Borrower or any Subsidiary, as the case may be, receives an opinion from a nationally recognized investment banking, appraisal or accounting firm that such transaction is either fair, from a financial standpoint, to the Borrower or such Subsidiary or meets the requirements of clause (a) of this paragraph, and (g) the agreements described in, and transactions contemplated in, Schedule 6.07.
SECTION 6.08.    Business of the Borrower and Subsidiaries; Ownership of Subsidiaries; Preferred Equity Interests. (a) Engage at any time in any business or business activity other than those lines of business conducted by the Borrower and the Subsidiaries on the date hereof and any business substantially related or incidental thereto (including establishment of clinics, third party administrators, Wholly-Owned Insurance Subsidiaries and HMO Subsidiaries).
(b)    Form or acquire any Foreign Subsidiary (other than formation of a Wholly-Owned Insurance Subsidiary).
SECTION 6.09.    Other Indebtedness and Agreements. Amend, modify or change (i) any of its organizational documents in a manner materially adverse to the Lenders and (ii) the terms of the CHM Management Agreements in a manner materially adverse to the Lenders without the approval of applicable regulatory authorities and the Administrative Agent (which approval by the Administrative Agent shall not be unreasonably withheld and shall be deemed given unless expressly withheld within 10 Business Days after the date notice of such amendment, modification or change was delivered to the Administrative Agent (it being agreed that any such notice shall refer to this Section and to the deemed approval of such amendment, modification or change in the absence of action within such 10 Business Day period)).
SECTION 6.10.    Capital Expenditures. (a) Permit the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries in any fiscal year of the Borrower to exceed an amount equal to 1.75% of the total consolidated revenue of the Borrower and its Subsidiaries for the four-quarter period ended as of the last day of the most recent fiscal quarter for which financial statements of the Borrower have been delivered in accordance with Section 5.04.
(b)    The amount of any Capital Expenditures permitted to be made in respect of any fiscal year shall be increased by the unused amount of Capital Expenditures that were permitted to be made during the immediately preceding fiscal year pursuant to Section 6.10(a), without giving effect to any carryover amount. Capital Expenditures in any fiscal year shall be deemed to use first, the amount for such fiscal year set forth in Section 6.10(a) and, second, any amount carried forward to such fiscal year pursuant to this Section 6.10(b).
SECTION 6.11.    Statutory Net Worth Ratio. (a) Permit, as of the end of each fiscal year: for HMO Subsidiaries and Insurance Subsidiaries operating in states that require risk-based capital reporting:
(i)    with respect to HMO Subsidiaries and Insurance Subsidiaries operating in a state in which regulatory action may be taken against an HMO Subsidiary or an Insurance Subsidiary, as applicable, that does not maintain a minimum Statutory Net Worth threshold at a level equal to or greater than Company Action Level, the ratio of Statutory Net Worth to Company Action Level risk-

based capital of such HMO Subsidiary or Insurance Subsidiary to be at a level of less than 1.05 to 1.00; and
(ii)    with respect to all other HMO Subsidiaries and Insurance Subsidiaries, the ratio of Statutory Net Worth to the state’s Statutory Net Worth requirement for each such HMO Subsidiary or Insurance Subsidiary to be at a level less than 1.05 to 1.00; provided that in no event shall the amount required pursuant to this clause (a)(ii) be greater than the amount which would be required if clause (a)(i) were applicable to such HMO Subsidiary or Insurance Subsidiary; and
(b)    for HMO Subsidiaries and Insurance Subsidiaries operating in states that do not require risk-based capital reporting, the ratio of Statutory Net Worth to the applicable Statutory Net Worth requirement for each such HMO Subsidiary or Insurance Subsidiary to be at a level less than 1.05 to 1.00; provided that in no event shall the amount required pursuant to this clause (b) be greater than the amount which would be required if clause (a)(i) were applicable to such HMO Subsidiary or Insurance Subsidiary.
SECTION 6.12.    Cash Flow Leverage Ratio. Permit the Cash Flow Leverage Ratio, as of the end of each of its fiscal quarters, ending on such date, to be greater than 3.00 to 1.00.
SECTION 6.13.    Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio, as of the end of each of its fiscal quarters, ending on such date, to be less than 3.00 to 1.00.
SECTION 6.14.    Fiscal Year. In the case of the Borrower, change its fiscal year-end to a date other than December 31st.
SECTION 6.15.    Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into in the ordinary course of business, and not for speculative purposes, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate, from floating to fixed rates or otherwise) with respect to any interest-bearing liability or investment of either Borrower or any Subsidiary.
SECTION 6.16.    Sanctions Laws and Regulations. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit in any material respect (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii)  in any manner that would result in the violation of any Sanctions applicable to any party hereto.
ARTICLE VII

Events of Default
SECTION 7.01.    Events of Default. If any of the following events (“Events of Default”) shall occur:
(a)    any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
(b)    default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(c)    default shall be made in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (b) of this Section 7.01) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days in the case of such interest or five Business Days in the case of such fee or other amount;
(d)    default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05 or 5.08 or in Article VI (provided that, solely with respect to compliance with Section 6.11 as of the end of any fiscal year, if, in connection with the filing by a Subsidiary of a statutory financial statement with a regulatory authority pursuant to a Requirement of Law, the Borrower or any Subsidiary discovers that the Subsidiary was not in compliance with Section 6.11 as of the end of the fiscal year, then the Borrower will not be in default of Section 6.11 if the Borrower demonstrates to the Administrative Agent’s reasonable satisfaction that the Borrower has cured all such violations in respect of any of such ratios within 15 days after the date on which the Borrower or the applicable Subsidiary has filed its statutory financial statements with such regulatory authority);
(e)    default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) or (d) of this Section 7.01) and such default shall continue unremedied for a period of 15 days after notice thereof from the Administrative Agent or any Lender to the Borrower;
(f)    (i) the Borrower or any Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable cure periods), or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(g)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary, or of a substantial part of the property or assets of the Borrower or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered by a court of competent jurisdiction;

(h)    The Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
(i)    one or more judgments shall be rendered against the Borrower or any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any other Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $20,000,000 (excluding (A) any amount covered by independent third-party insurance as to which the insurer shall have acknowledged, in writing, coverage and (B) any amount for which the Borrower or any Subsidiary is entitled to indemnification or reimbursement from a creditworthy third party that has not disputed its obligation to make such indemnification or reimbursement) or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;
(j)    an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect;
(k)    an HMO Event shall have occurred and the same shall remain unremedied for a period of 60 days following the occurrence thereof (or such shorter period of time, if any, as the HMO Regulator shall have imposed for the cure of such HMO Event);
(l)    an Exclusion Event shall have occurred and such Exclusion Event could reasonably be expected to result in a Material Adverse Effect; or
(m)    there shall have occurred a Change in Control.
SECTION 7.02.    Remedies upon the occurrence of any Event of Default. If an Event of Default (other than an Event of Default with respect to the Borrower described in clause (g) or (h) of Section 7.01) has occurred, and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any Event of Default with respect to the Borrower described in clause (g) or (h) of Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity.
ARTICLE VIII

The Administrative Agent
Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Except with respect to the exercise of setoff rights of any Lender, in accordance with Section 9.08, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent.

None of the Lenders or their Affiliates, if any, identified in this Agreement as a Joint Bookrunner or Co-Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Joint Bookrunners or such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders and their Affiliates in its capacity as Co-Syndication Agents or Joint Bookrunners, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.
The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
ARTICLE IX

Miscellaneous
SECTION 9.01.    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)    if to the Borrower to it at 8725 Henderson Road, Renaissance One, Tampa, FL 33634, Attention of Chief Financial Officer (Telecopy No. (813) 283-9375), Vice President, Treasurer (Telecopy No. (813) 283-5257) and General Counsel (Telecopy No. (813) 290-6210);
(ii)    if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Chicago, IL 60603, Attention of Sabana Johnson (Telecopy No. (888) 292-9533), with a copy to JPMorgan Chase Bank, N.A., 712 Main Street, Floor 8 North, Houston, TX 77002, Attention of John Kushnerick (Telecopy No. (713) 216-6710);
(iii)    if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Chicago, IL 60603, Attention of Pavithra Charles (Telecopy No. (312) 256-2608);
(iv)    if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Chicago, IL 60603, Attention of Sabana Johnson (Telecopy No. (888) 292-9533); and
(v)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e‑mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
(d)    Electronic Systems.
(i)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii)    Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.
SECTION 9.02.    Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the

Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Except as provided in Section 2.21 with respect to an Incremental Term Loan Amendment, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.21 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Revolving Loans are included on the Effective Date) or (vi) release any of the Subsidiary guarantors from their obligations under any Guaranty of the Obligations pursuant to the final paragraph of Section 6.01, without the written consent of each Lender (except if a Subsidiary ceases to be a Subsidiary as a result of a transaction permitted hereunder); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender). Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.
(c)    Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Term Loan Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, the Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
(e)    Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency or to reflect or address issues raised by any Primary Regulator of any Designated Insurance Subsidiary, Designated HMO Subsidiary, HMO Subsidiary or Insurance Subsidiary or to make any changes necessary in connection with the Necessary Regulatory Approvals.
SECTION 9.03.    Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable, documented, out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable, documented out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable, documented, out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable, documented, out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, and in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable documented, out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any

Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, and each Lender severally agrees to pay to the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
(d)    To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e)    All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.
SECTION 9.04.    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Borrower; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and provided, further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
(B)    the Administrative Agent;
(C)    the Issuing Bank; and
(D)    the Swingline Lender.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Borrower, any of its Subsidiaries or any of its Affiliates or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender.
(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender(it being understood that the documentation required under Section 2.17(e) shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.    Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
SECTION 9.06.    Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e‑mailed.pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 9.07.    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.    Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.13.    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.
SECTION 9.14.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates or any other Person and (B) no Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and their Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.15.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.16.    Termination of Commitments under Existing Credit Agreement. Each of the signatories hereto that is also a party to the Existing Credit Agreement hereby agrees that, as of the Effective Date, all of the commitments to extend credit under the Existing Credit Agreement will be terminated automatically.  This Agreement constitutes notice thereof and pursuant hereto the requirement contained in Section 2.09(c) of the Existing Credit Agreement that three Business Days’ (as defined therein) notice of the termination of such commitments be given to the administrative agent thereunder is waived.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
WELLCARE HEALTH PLANS, INC., as the Borrower

By    /s/ Thomas L. Tran
    Name: Thomas L. Tran
    Title: Senior Vice President and Chief Financial Officer

Signature Page to Credit Agreement
Wellcare Health Plans, Inc.

JPMORGAN CHASE BANK, N.A., individually as a Lender, as Swingline Lender, as Issuing Bank and as Administrative Agent

By    /s/ John Kushnerick
    Name: John Kushnerick
    Title: Vice President

Signature Page to Credit Agreement
Wellcare Health Plans, Inc.

SUNTRUST BANK, individually as a Lender
and as a Co-Syndication Agent

By    /s/ Elizabeth Greene
    Name: Elizabeth Greene
    Title: Managing Director

Signature Page to Credit Agreement
Wellcare Health Plans, Inc.

GOLDMAN SACHS BANK USA, individually as a Lender and as a Co-Syndication Agent

By    /s/ Mark Walton
    Name: Mark Walton
    Title: Authorized Signatory

Signature Page to Credit Agreement
Wellcare Health Plans, Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By /s/ Leslie Fredericks
    Name: Leslie Fredericks
    Title: Senior Vice President

Signature Page to Credit Agreement
Wellcare Health Plans, Inc.

BANK OF AMERICA, N.A., as a Lender

By    /s/ E. Mark Hardison
    Name: Mark Hardison
    Title: Vice President

Signature Page to Credit Agreement
Wellcare Health Plans, Inc.

BARCLAYS BANK PLC, as a Lender

By    /s/ Noam Azachi
    Name: Noam Azachi
    Title: Vice President

Signature Page to Credit Agreement
Wellcare Health Plans, Inc.

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By    /s/ John M. Langenderfer
    Name: John M. Langenderfer
    Title: Senior Vice President

Signature Page to Credit Agreement
Wellcare Health Plans, Inc.

UNION BANK, N.A., as a Lender

By    /s/ Steven Sau
    Name: Steven Sau
    Title: Vice President

Signature Page to Credit Agreement
Wellcare Health Plans, Inc.

CADENCE BANK, N.A., as a Lender

By    /s/ Teresa Stinson
    Name: Teresa Stinson
    Title: SVP/ C&I Banking

Signature Page to Credit Agreement
Wellcare Health Plans, Inc.

HANCOCK BANK, as a Lender

By    /s/ Kenneth C. Misemer
    Name: Kenneth C. Misemer
    Title: Vice President

Signature Page to Credit Agreement
Wellcare Health Plans, Inc.

SCHEDULE 2.01

COMMITMENTS

LENDER	COMMITMENT
JPMORGAN CHASE BANK, N.A.	$50,000,000
SUNTRUST BANK	$50,000,000
GOLDMAN SACHS BANK USA	$40,000,000
WELLS FARGO BANK, NATIONAL ASSOCIATION	$30,000,000
BANK OF AMERICA, N.A.	$22,500,000
BARCLAYS BANK PLC	$22,500,000
U.S. BANK NATIONAL ASSOCIATION	$22,500,000
UNION BANK, N.A.	$22,500,000
CADENCE BANK, N.A.	$20,000,000
HANCOCK BANK	$20,000,000
AGGREGATE COMMITMENT:	$300,000,000

EXHIBIT A

ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	WellCare Health Plans, Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:
The Credit Agreement dated as of November 14, 2013 among WellCare Health Plans, Inc., the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

___________________
1 Select as applicable.

Annex I‑1

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[3]
$	$	$	%
$	$	$	%
$	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR

[NAME OF ASSIGNOR]

By:
    Title:
ASSIGNEE

[NAME OF ASSIGNEE]

By:
    Title:
___________________
2 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Commitment”, “Term Loan Commitment”, etc.).
3 Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Annex I‑2

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent and Issuing Bank and
Swingline Lender

By:
    Title:
[Consented to:]4

WELLCARE HEALTH PLANS, INC.

By:
    Title:
___________________
4 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Annex I‑3

ANNEX I
STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of

Annex I‑4

this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex I‑5

EXHIBIT B‑1

FORM OF BORROWING REQUEST
JPMorgan Chase Bank, N.A.,
    as Administrative Agent
    for the Lenders referred to below
10 South Dearborn Street
Chicago, Illinois 60603
Attention: [_______________]
Fax: [(___) _________]

Re:	WellCare Health Plans, Inc.
[Date]
Ladies and Gentlemen:
Reference is made to the Credit Agreement dated as of November 14, 2013, among WellCare Health Plans, Inc., a Delaware corporation (“Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. This notice constitutes a Borrowing Request and the Borrower hereby requests a Borrowing under the Credit Agreement, and in connection with such request the Borrower specifies the following information with respect to such Borrowing requested hereby:

1.	Aggregate amount of Borrowing:[1] _________

2.	Date of Borrowing (which shall be a Business Day): _________

3.	Type of Borrowing (ABR or Eurodollar): _________

4.	Interest Period (if a Eurodollar Borrowing):[2] _________

5.	Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with Section 2.07 of the Credit Agreement: _________
[Signature Page Follows]
____________________
1 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.
2 Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

Exh. B‑1‑1

The Borrower hereby represents and warrants that the conditions specified in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement are satisfied.
Very truly yours,

WELLCARE HEALTH PLANS, INC.,
as the Borrower

By:            |
    Name:
    Title:

Exh. B‑1‑2

EXHIBIT B‑2

FORM OF INTEREST ELECTION REQUEST
JPMorgan Chase Bank, N.A.,
    as Administrative Agent
    for the Lenders referred to below
10 South Dearborn Street
Chicago, Illinois 60603
Attention: [_______________]
Fax: [(___) _________]

Re:	WellCare Health Plans, Inc.
[Date]
Ladies and Gentlemen:
Reference is made to the Credit Agreement dated as of November 14, 2013, among WellCare Health Plans, Inc., a Delaware corporation (“Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.08 of the Credit Agreement that it requests to convert an existing Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such conversion requested hereby:

1.	List date, Type, principal amount and Interest Period (if applicable) of existing Borrowing: __________

2.	Aggregate principal amount of resulting Borrowing: __________

3.	Effective date of interest election (which shall be a Business Day): __________

4.	Type of Borrowing (ABR or Eurodollar): __________

5.	Interest Period and the last day thereof (if a Eurodollar Borrowing):[1] __________
[Signature Page Follows]
_______________
1 Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

Exh. B‑2‑1

Very truly yours,

WELLCARE HEALTH PLANS, INC.,
as the Borrower

By:
    Name:
    Title:

Exh. B‑2‑2

EXHIBIT C

LIST OF CLOSING DOCUMENTS

WELLCARE HEALTH PLANS, INC.

CREDIT FACILITY
November 14, 2013
LIST OF CLOSING DOCUMENTS1
A.    LOAN DOCUMENTS

1.
Credit Agreement (the “Credit Agreement”) by and among WellCare Health Plans, Inc., a Delaware corporation (the “Borrower”), the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), evidencing a revolving credit facility to the Borrower from the Lenders in an initial aggregate principal amount of $300,000,000.

SCHEDULES
Schedule 2.01        --    Commitments
Schedule 3.06        --    MAE Excepted Matters
Schedule 3.08        --    Subsidiaries
Schedule 3.09        --    Disclosed Matters
Schedule 3.16        --    Environmental Matters
Schedule 3.17        --    Insurance
Schedule 4.01(f)    --    Surviving Credit Facilities
Schedule 6.01        --    Existing Indebtedness
Schedule 6.02        --    Existing Liens
Schedule 6.04        --    Existing and Designated Investments
Schedule 6.07        --    Transactions with Affiliates
EXHIBITS
Exhibit A        --    Form of Assignment and Assumption
Exhibit B‑1        --    Form of Borrowing Request
Exhibit B‑2        --    Form of Interest Election Request
Exhibit C        --    List of Closing Documents
Exhibit D        --    Form of Increasing Lender Supplement
Exhibit E        --    Form of Augmenting Lender Supplement

2.	Notes executed by the Borrower in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.10(e) of the Credit Agreement.
_______________________
1 Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement. Items appearing in bold and italics shall be prepared and/or provided by the Borrower and/or Borrower’s counsel.

Exh. C‑1

B.    CORPORATE DOCUMENTS

3.
Certificate of the Secretary or an Assistant Secretary of the Borrower certifying (i) that there have been no changes in the Certificate of Incorporation or other charter document of the Borrower, as attached thereto and as certified as of a recent date by the Secretary of State Delaware, since the date of the certification thereof by such governmental entity, (ii) the By-Laws or other applicable organizational document, as attached thereto, of the Borrower as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of the Borrower authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (iv) the names and true signatures of the incumbent officers of the Borrower authorized to sign the Loan Documents to which it is a party, and authorized to request a Borrowing or the issuance of a Letter of Credit under the Credit Agreement.

4.	Good Standing Certificate for the Borrower from the Secretary of State of Delaware.
D.    OPINIONS

5.	Opinion of Sullivan & Cromwell LLP, counsel for the Borrower.
E.    CLOSING CERTIFICATES AND MISCELLANEOUS

6.
A Certificate signed by the President, a Vice President or a Financial Officer of the Borrower certifying the following: (i) all of the representations and warranties of the Borrower set forth in the Credit Agreement are true and correct and (ii) no Default has occurred and is then continuing.

7.
Payoff documentation providing evidence satisfactory to the Administrative Agent that the credit facilities evidenced by the Existing Credit Agreement have been terminated and cancelled (along with all of the agreements, documents and instruments delivered in connection therewith) and all Indebtedness owing thereunder has been repaid and any and all liens thereunder shall have been terminated.

8.
An affidavit by a Responsible Officer of the Borrower that the Loan Documents executed by the Borrower have been executed and delivered outside of the State of Florida or evidence that all applicable stamp tax or other tax related to the Loan Documents have been paid.

Exh. C‑2

EXHIBIT D

FORM OF INCREASING LENDER SUPPLEMENT
INCREASING LENDER SUPPLEMENT, dated __________, 20___ (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of November 14, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among WellCare Health Plans, Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H
WHEREAS, pursuant to Section 2.21 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Aggregate Commitment and/or one or more tranches of Incremental Term Loans under the Credit Agreement by requesting one or more Lenders to increase the amount of its Commitment and/or to participate in such a tranche;
WHEREAS, the Borrower has given notice to the Administrative Agent of its intention to [increase the Aggregate Commitment] [and] [enter into a tranche of Incremental Term Loans] pursuant to such Section 2.21; and
WHEREAS, pursuant to Section 2.21 of the Credit Agreement, the undersigned Increasing Lender now desires to [increase the amount of its Commitment] [and] [participate in a tranche of Incremental Term Loans] under the Credit Agreement by executing and delivering to the Borrower and the Administrative Agent this Supplement;
NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
1.    The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall [have its Commitment increased by $[__________], thereby making the aggregate amount of its total Commitments equal to $[__________]] [and] [participate in a tranche of Incremental Term Loans with a commitment amount equal to $[__________] with respect thereto].
2.    The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.
3.    Terms defined in the Credit Agreement shall have their defined meanings when used herein.
4.    This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.
5.    This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

Exh. D‑1

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.
[INSERT NAME OF INCREASING LENDER]

By:
    Name:
    Title:
Accepted and agreed to as of the date first written above:

WELLCARE HEALTH PLANS, INC.

By:
    Name:
    Title:
Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:
    Name:
    Title:

Exh. D‑2

EXHIBIT E

FORM OF AUGMENTING LENDER SUPPLEMENT
AUGMENTING LENDER SUPPLEMENT, dated __________, 20___ (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of November 14, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among WellCare Health Plans, Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H
WHEREAS, the Credit Agreement provides in Section 2.21 thereof that any bank, financial institution or other entity may [extend Commitments] [and] [participate in tranches of Incremental Term Loans] under the Credit Agreement subject to the approval of the Borrower and the Administrative Agent, by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and
WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;
NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
1.    The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a [Commitment with respect to Revolving Loans of $[__________]] [and] [a commitment with respect to Incremental Term Loans of $[__________]].
2.    The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.
3.    The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:
[___________]

Exh. E‑1

4.    The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.
5.    Terms defined in the Credit Agreement shall have their defined meanings when used herein.
6.    This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.
7.    This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.
[remainder of this page intentionally left blank]

Exh. E‑2

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.
[INSERT NAME OF AUGMENTING LENDER]

By:
    Name:
    Title:
Accepted and agreed to as of the date first written above:

WELLCARE HEALTH PLANS, INC.

By:
    Name:
    Title:
Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:
    Name:
    Title:

Exh. E‑3

EXHIBIT F

FORM OF NOTE

[_____], 2013

FOR VALUE RECEIVED, the undersigned, WELLCARE HEALTH PLANS, INC., a Delaware corporation (the “Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of [LENDER] (the “Lender”) the aggregate unpaid amount of all Loans made by the Lender to the Borrower pursuant to the “Credit Agreement” (as defined below), on the Maturity Date or on such earlier date as may be required by the terms of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein are as defined in the Credit Agreement.

The undersigned Borrower promises to pay interest on the unpaid principal amount of each Loan made to it from the date of such Loan until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Credit Agreement. Interest hereunder is due and payable at such times and on such dates as set forth in the Credit Agreement.

At the time of each Loan, and upon each payment or prepayment of principal of each Loan, the Lender shall make a notation either on the schedule attached hereto and made a part hereof, or in such Lender’s own books and records, in each case specifying the amount of such Loan, the respective Interest Period thereof (in the case of Eurodollar Loans) or the amount of principal paid or prepaid with respect to such Loan, as applicable; provided that the failure of the Lender to make any such recordation or notation shall not affect the Obligations of the undersigned Borrower hereunder or under the Credit Agreement.

This Note is one of the notes referred to in, and is entitled to the benefits of, that certain Credit Agreement dated as of November 14, 2013 by and among the Borrower, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Credit Agreement, among other things, (i) provides for the making of Loans by the Lender to the undersigned Borrower from time to time in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment, the indebtedness of the undersigned Borrower resulting from each such Loan to it being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

Whenever in this Note reference is made to the Administrative Agent, the Lender or the Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Note shall be binding upon and shall inure to the benefit of said successors and assigns. The Borrower’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the Borrower.

        This Note is not subject to documentary stamp to state of Florida documentary stamp tax because (1) it is not secured by a mortgage on Florida real estate and (2) it was executed by the Borrower and delivered to the Lender outside of the state of Florida (See Rule 12B-4.053 (34) Florida Administrative Code).
****

This Note shall be construed in accordance with and governed by the law of the State of New York.

WELLCARE HEALTH PLANS, INC.,
as the Borrower

By:
Name:
Title:

Note

SCHEDULE OF LOANS AND PAYMENTS OR PREPAYMENTS

Date	Amount of Loan	Interest Period/Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By